Exhibit 10.11

CREDIT AGREEMENT

DATED AS OF DECEMBER 16, 2003

BY AND AMONG

EQUINOX HOLDINGS, INC., a Delaware corporation,

MERRILL LYNCH CAPITAL,
a Division of Merrill Lynch Business Financial Services Inc.,
as Agent, Administrative Agent, Lead Arranger and as a Lender,

UBS SECURITIES LLC, as Syndication Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent and as a Lender,

UBS LOAN FINANCE LLC, as a Lender,

AND

THE ADDITIONAL LENDERS
FROM TIME TO TIME PARTY HERETO

i

ANNEXES AND EXHIBITS

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 16, 2003 by and among EQUINOX HOLDINGS, INC., a Delaware corporation (“Borrower”), as Borrower, the financial institutions from time to time parties hereto, each as a Lender, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., individually as a Lender and as Agent, Administrative Agent and Lead Arranger, UBS SECURITIES LLC, as Syndication Agent, WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, individually as a Lender and as Documentation Agent, and UBS LOAN FINANCE LLC, as a Lender.

RECITALS:

WHEREAS, Borrower desires that Lenders extend certain working capital facilities to Borrower to provide funds necessary to provide working capital financing for Borrower and to provide funds for other general business purposes of Borrower; and

WHEREAS, Borrower desires to secure all of its Obligations under the Financing Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal property and certain of its real property, including without limitation substantially all of the outstanding capital stock or other equity securities, as applicable, of each Subsidiary, all as set forth in the Security Documents; and

WHEREAS, each Domestic Subsidiary is willing to guaranty all of the Obligations of Borrower to Lenders under the Financing Documents, and certain Domestic Subsidiaries are willing to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of their personal property and certain of their real property, including without limitation substantially all of the outstanding capital stock or other equity securities, as applicable, of their respective Subsidiaries, all as set forth in the Security Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Agent agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Defined Terms.  The following terms have the following meanings:

“Accounts” means “accounts” (as defined in Article 9 of the UCC) of Borrower, the Domestic Subsidiaries, including without limitation any and all rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance.

“Adjustment Date” means the first Business Day of each February, May, August and November of each year, commencing with the first Business Day of February, 2004.

“Administrative Agent” means Merrill Lynch, in its capacity as administrative agent for the Lenders hereunder, subject to the provisions of Section 10.14, and the successors of Merrill Lynch in such capacity.

“Affiliate” means with respect to any Person: (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) in the case of an individual, the parents, descendants, siblings and spouse of such individual.  As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, however: (x) neither the Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of the Borrower or any Subsidiary thereof and (y) so long as any Unsecured Notes are outstanding, no holder of the Unsecured Notes shall be considered an Affiliate of the Borrower or any Subsidiary thereof solely by reason of such holder’s holding such Senior Subordinated Notes.

“Agent” means Merrill Lynch in its capacity as agent for the Lenders hereunder, as such capacity is established and subject to the provisions of Article X, and the successors of Merrill Lynch in such capacity.

“Agent Advances” has the meaning set forth in subsection 2.1(a)(ii).

“Agreement” means this Credit Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Ancillary Services” means any service or facility (other than any Debt and/or Letter of Credit facility) extended to the Borrower or any Subsidiary by any Designated Lender Affiliate under any Interest Rate Protection Agreement otherwise permitted hereunder in reliance on the agreement of a Lender to indemnify such Designated Lender Affiliate in respect of such service or facility.

“Applicable Unused Line Rate” means, at the time of calculation: (i) if the Loan Outstandings divided by the Loan Commitment is less than .33, a rate per annum equal to 875/1000 percent (0.875%), (ii) if the Loan Outstandings divided by the Loan Commitment is .33 or more but less than ..50, a rate per annum equal to 750/1000 percent (0.750%), and (iii) if the Loan Outstandings divided by the Loan Commitment is .50 or more, a rate per annum equal to 500/1000 percent (0.500%).

“Asset Disposition” means any sale, lease, exclusive license or other consensual disposition by any Credit Party of any asset, but excluding sales, leases, exclusive licenses or transfers or other dispositions expressly permitted under Section 5.6.

“Assignee” has the meaning set forth in subsection 11.6(a).

“Assignment Agreement” means an agreement substantially in the form of Exhibit A hereto.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrower’s Account” means the account specified on the signature pages hereof below Borrower’s name.

“Borrowing” means a borrowing of a Loan.

“Borrowing Base” means, as of any date of calculation, the dollar amount calculated to be the “Borrowing Base” under and pursuant to the Borrowing Base Certificate most recently delivered to Agent in accordance with the terms hereof.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Chicago are authorized by law to close and, in the case of a Business Day which relates to a LIBOR Loan, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” has the meaning provided in the Compliance Certificate.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash-Collateralized Letter of Credit” means a Letter of Credit with respect to which Borrower has deposited with Agent for the benefit of all Lenders which have committed to make Loans hereunder cash in an amount equal to: (i) one hundred percent (100%) of the aggregate outstanding Letter of Credit Liabilities with respect to such Letter of Credit to be available to Agent to reimburse payments of drafts drawn under such Letter of Credit and pay any fees and expenses related thereto plus (ii) an amount equal to the aggregate amount of fees payable under subsection 2.4(b) with respect to such Letter of Credit for the full remaining term of such Letter of Credit which are not otherwise prepaid by Borrower

“Cash Equivalents” means any Investment in: (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor’s Ratings Service and P-1 by Moody’s Investors Services, Inc., (iii) time deposits with, including certificates of deposit issued by, any Lender or any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the parent of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof by any Credit Party, or (v) any money market or mutual fund which invests only in the foregoing types of investments and the liquidity of which is satisfactory to Agent.

“Closing Checklist” means that certain Closing Checklist describing certain conditions precedent to the effectiveness of this Agreement, which has been agreed upon by and between Agent and Borrower.

“Closing Date” means the date of this Agreement.

“Club Contribution” means, with respect to any Domestic Subsidiary for any defined period, an amount equal to revenues of such Domestic Subsidiary on a stand-alone basis for such period less operating expenses of such Domestic Subsidiary for such period (i.e., operating income before allocation of corporate expenses).

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all property, now owned or existing or hereafter acquired or arising, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to the Security Documents.

“Commitment Annex” means Annex A to this Agreement.

“Commitment Expiry Date” means December 16, 2008.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer, appropriately completed and substantially in the form of Exhibit B hereto.

“Consolidated Subsidiary” means at any date any Subsidiary or other Person the accounts of which would be consolidated with those of Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Control Agreement” means an agreement by and among Agent, any Credit Party and a deposit bank or other financial institution, pursuant to which such deposit bank or other financial institution acknowledges the security interest of Agent in all bank, investment or other, similar accounts of such Credit Party held by such deposit bank or other financial institution, and agrees to comply with instructions originated by Agent directing disposition of the funds in the bank, investment or other, similar accounts upon the occurrence and during the continuance of an Event of Default without further consent from any Credit Party, and agrees to subordinate and limit any security interest the deposit bank may have in the bank accounts on terms reasonably satisfactory to Agent, and which are otherwise in form and substance reasonably satisfactory to Agent.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Credit Exposure” means the Loan Commitment is outstanding or any Loan, Reimbursement Obligation or other Obligation remains unpaid or any Letter of Credit or Support Agreement remains outstanding; provided, no Credit Exposure shall be deemed to exist solely due to the existence of: (i) contingent indemnification liability or (ii) any outstanding Cash-Collateralized Letter of Credit.

“Credit Party” means Borrower and each Subsidiary.

“Debt” of a Person means at any date, without duplication: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid in the ordinary course of business, (iv) all Capital Leases of such Person, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person (other than the Warrants and, to the extent no mandatory right of redemption has arisen thereunder, any Preferred Stock), (vii) Debt of the types described in clauses (i), (ii), (iii), (iv), (v) and (vii) of this definition that is secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (viii) “earnouts” which are due and owing and similar payment obligations and (ix) all Debt of others Guaranteed by such Person; provided, in no event shall “Debt” include Cash-Collateralized Letters of Credit or letters of credit issued by Persons other than Agent or any Lender which are fully cash collateralized in a manner reasonably satisfactory to Agent.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means, so long as such failure shall remain in existence and uncured, any Lender which shall have failed to make any Loan or other credit accommodation, disbursement or reimbursement required pursuant to the terms of any Financing Documents.

“Designated Lender Affiliates” means any Affiliate of Agent or any Lender that: (i) from time to time makes Ancillary Services available to Borrower or any Subsidiary and (ii) in the case of an Affiliate of a Lender other than Merrill Lynch, is expressly identified in writing by Agent, in its sole discretion, as a Designated Lender Affiliate.

“Documentation Agent” means Wachovia, in its capacity as documentation agent for the Lenders hereunder, subject to the provisions of Section 10.14, and the successors of Wachovia in such capacity.

“Domestic Subsidiary” means a Subsidiary which is formed under the laws of one (1) of the fifty (50) states of the United States of America.

“EBITDA” has the meaning provided in the Compliance Certificate.

“Eligible Assignee” means: (i) any commercial bank organized under the laws of the United States or any state thereof; (ii) a commercial bank organized under the laws of any other country; or (iii) a finance company, insurance company or other financial institution or fund which is engaged in making, purchasing or otherwise investing in commercial loans for its own account in the ordinary course of business.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment or the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Materials or wastes into the environment, including ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Materials or wastes or the clean-up or other remediation thereof.

“Equity Documents” means, collectively: (i) that certain Stockholders Agreement dated as of December 15, 2000 by and among Borrower, each of the “Stockholders” party thereto, North Castle Partners and Friends of North Castle Fund, L.P., a Delaware limited partnership, (ii) that certain Registration Rights Agreement dated as of December 15, 2000 by and among Borrower, NCP Co. Investment Fund, L.P. and each other Holder party thereto, (iii) that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of December 15, 2000 by and among Borrower and each of the “Noteholders” party thereto, as amended by that certain Amendment No. 1 to Common Stock Purchase Warrant, Amendment No.2 to Senior Subordinated Note and Warrant Purchase Agreement and Consent dated as of November 8, 2003, (iv) that certain Amendment No. 1 to Common Stock Purchase Warrant, Amendment No.2 to Senior Subordinated Note and Warrant Purchase Agreement and Consent dated as of November 8, 2003, and (iv) each of the Warrants, together with any Redeemable Preferred Stock of the Borrower issued pursuant thereto, as amended by that certain Amendment No. 1 to Common Stock Purchase Warrant, Amendment No.2 to Senior Subordinated Note and Warrant Purchase Agreement and Consent dated as of November 8, 2003.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” has the meaning set forth in Section 8.1.

“Excluded Collateral” means, collectively, “Excluded Collateral,” as such term is defined in: (i) that certain Security Agreement dated as of even date herewith by and between Agent and Borrower and (ii) that certain Security Agreement dated as of even date herewith by and among Agent and certain Subsidiaries of Borrower, in each case as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, if: (i) such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day and (ii) no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent.

“Financing Documents” means this Agreement, the Notes, the Security Documents, the Information Certificate, each Guarantee issued by any Credit Party to Agent or any Lender in respect of the Obligations, any fee letter between Merrill Lynch and Borrower relating to the transactions contemplated hereby and all other documents, instruments and agreements contemplated herein or thereby and executed concurrently herewith or at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Fiscal Year” means a fiscal year of Borrower, ending on December 31 of each calendar year.

“Foreign Subsidiary” means a Subsidiary which is not formed under the laws of one (1) of the fifty (50) states of the United States of States of America.

“Foreign Subsidiary Advance Amount” means, at any time of determination, an amount equal to: (i) the aggregate amount of intercompany Debt outstanding which has arisen from loans made by Borrower or any of its Domestic Subsidiaries to any Foreign Subsidiary plus (ii) the aggregate amount of all Investments in and other advances or other transfers of any kind or type to any Foreign Subsidiary by Borrower or any of its Domestic Subsidiaries less (iii) the aggregate amount of cash received by Borrower or any of its Domestic Subsidiaries in whatever form as a result of dispositions of Foreign Subsidiaries or directly or indirectly from such Foreign Subsidiaries as a result of their operations or otherwise (including, without limitation, by payment of interest, principal, dividends, stock repurchases or otherwise).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

“Guarantee” by any Person means: (i) any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and (ii) without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means: (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) petroleum, its derivatives, by-products and other hydrocarbons, and (v) any other toxic, radioactive, caustic or otherwise hazardous substance regulated under Environmental Laws.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Holders” means Holdings and each other holder of issued and outstanding capital stock of Borrower.

“Holdings” means Equinox Holdings, L.P., a Delaware limited partnership.

“Indemnitees” has the meaning set forth in Section 9.2.

“Information Certificate” means that certain Information Certificate of even date herewith executed by Borrower and delivered to Agent and the Lenders.

“Intellectual Property” means all patents, trademarks, trade names, copyrights, technology, know-how and processes, and all applications and registrations therefor, used in or necessary for the conduct of business by a Person.

“Interest Coverage Ratio” has the meaning provided in the Compliance Certificate.

“Interest Period” means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower pursuant to subsection 2.2(d); provided:  (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) Borrower may not select any Interest Period for a Loan which would extend beyond the Commitment Expiry Date.

“Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Intermediate Holdco” means EQX Holdings, LLC, a Delaware limited liability company.

“Intermediate Holdco Entities” means each of the direct, wholly-owned Domestic Subsidiaries of Intermediate Holdco which own fitness clubs which are parties to Unrestricted Leases and are not party to any real property leases which do not constitute Unrestricted Leases.

“Inventory” means “inventory” (as defined in Article 9 of the UCC) of Borrower and the Domestic Subsidiaries.

“Investment” has the meaning set forth in Section 5.7.

“Investor Subordinated Debt” means unsecured junior subordinated bridge Debt securities issued by Borrower to any Investor, so long as the terms of any such junior subordinated Debt securities: (i) do not provide for any security, (ii) do not provide any guaranty or other support by any Subsidiary of Borrower, (iii) do not contain any covenants, (iv) provide that Borrower’s obligations thereunder may be satisfied through the issuance of additional common stock of Borrower, (v) do not require the payment of any cash interest or the payment of any principal before principal incurred, interest and other Obligations then due and owing hereunder have been indefeasibly paid in full, the Lenders have no further commitments to lend under this Agreement and the Letter of Credit Liabilities have been reduced to zero ($0), and (vi) provide that Borrower’s obligations thereunder are fully subordinated to the Obligations on a basis reasonably satisfactory to Agent in its discretion.

“Investors” means the North Castle Group and the JW Childs Group.

“JW Childs” means J.W. Childs Associates, L.P., a Delaware limited partnership.

“JW Childs Coinvestors” means those individuals listed on Annex B, but only so long as the respective investments of such individuals in Borrower is (and continues to be) controlled by JW Childs.

“JW Childs Equity Partners” means J.W. Childs Equity Partners II, L.P., a Delaware limited partnership.

“JW Childs Group” means JW Childs, JW Childs Equity Partners, the JW Childs Coinvestors and their respective Affiliates and any other investment fund or vehicle controlled by JW Childs.

“LC Issuer” means Merrill Lynch or a bank or trust company reasonably acceptable to Merrill Lynch, as issuer of one (1) or more Letters of Credit outstanding at any time.

“Lead Arranger” means Merrill Lynch, in its capacity as lead arranger for the Lenders hereunder, subject to the provisions of Section 10.14, and the successors of Merrill Lynch in such capacity.

“Lender” means each of: (i) Merrill Lynch, (ii) each other financial institution party hereto, (iii) each other Person that becomes a holder of a Note pursuant to and in compliance with subsection 11.6(a)(i) (and excluding any Person which becomes a holder of a Note pursuant to subsection 11.6(a)(iv)), (iv) Agent, to the extent of any Agent Advances and other Loans made by Agent which have not been settled among the Lenders pursuant to Section 10.13, and (v) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this

Agreement and the Security Documents, the term “Lender” shall include Designated Lender Affiliates.

“Letter of Credit” means a standby letter of credit issued for the account of Borrower by an LC Issuer which expires by its terms within one year after the date of issuance and in any event at least thirty (30) days prior to the Commitment Expiry Date.  Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one (1) or more successive one (1) year periods; provided, the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date; provided, further, no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the Commitment Expiry Date.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of: (i) the amount then available for drawing under all outstanding Letters of Credit (not including any Cash-Collateralized Letter of Credit and without regard to whether any conditions to drawing thereunder can then be met), to the extent subject to a Support Agreement plus (ii) the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under such Letters of Credit (not including any Cash-Collateralized Letters of Credit), to the extent subject to a Support Agreement.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to: (i) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in U.S. dollars for the applicable Interest Period under the caption British Bankers Association LIBOR Rates as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by (ii) the sum of one (1) minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).  If Bloomberg Professional Service no longer reports the LIBOR or Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to Agent in the London Interbank Market or if such index no longer exists or if Page BBAM 1 no longer exists or accurately reflects the rate available to Agent in the London Interbank Market, Agent may select a replacement index or replacement page, as the case may be.

“LIBOR Loans” means any Loans which accrue interest by reference to the LIBOR in accordance with the terms of this Agreement.

“LIBOR Margin” means: (i) as of the Closing Date, three and one quarter percent (3.25%) per annum and (ii) thereafter, as of each Adjustment Date, the LIBOR Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the Pricing Table corresponding to the ratio of: (x) Total Debt on the last day of the most recently completed calendar quarter prior to the applicable Adjustment Date to (y) EBITDA for the twelve (12) month period ending on such date; provided, if an Event of Default has occurred and is continuing on an Adjustment Date, no reduction in the LIBOR Margin shall occur on such Adjustment Date.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement and the other Financing Documents, Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Loan Account” has the meaning set forth in subsection 2.5(b).

“Loan Commitment” means the sum of all Lenders’ Loan Commitment Amounts.

“Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Annex A under the column “Loan Commitment Amount,” or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Loan Commitment Percentage” means, as to any Lender, the percentage set forth opposite such Lender’s name on Annex A under the column “Loan Commitment Percentage,” or, if different, in the most recent Assignment Agreement to which such Lender is a party.

“Loan Limit” means, at any time, the lesser of: (i) the Borrowing Base, plus any Agent Advances and (ii) the Loan Commitment.

“Loan Outstandings” means at any time of calculation the sum of the then existing aggregate outstanding principal amount of Loans and the then existing Letter of Credit Liabilities.

“Loans” has the meaning set forth in subsection 2.1(a), and includes all Agent Advances.

“Major Casualty Proceeds” means, if the amount of such aggregate insurance proceeds or award or other compensation exceeds $100,000: (i) the aggregate insurance proceeds received in connection with one (1) or more related events under any Property Insurance Policy or (ii) any award or other compensation with respect to any condemnation of property (or any transfer or disposition of property in lieu of condemnation).

“Management Agreement” means the Consulting Agreement dated as of December 15, 2000 by and among Borrower, JW Childs and North Castle.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of: (i) the financial condition, operations, business or properties of the Credit Parties taken as a whole, (ii) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (iii) the legality, validity or enforceability of any Financing Document, or (iv) the existence, perfection or priority of any security interest granted with respect to any material Collateral in any Financing Document or the value of any material Collateral.

“Maximum Lawful Rate” has the meaning set forth in subsection 2.6(b).

“Merrill Lynch” means Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., and its successors.

“Multiemployer Pension Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

“Net Cash Proceeds” means, with respect to any transaction or event, an amount equal to the cash proceeds received by the Credit Party from or in respect of such transaction or event (including cash proceeds of any non-cash proceeds of such transaction), less: (i) any out-of-pocket costs, expenses or taxes reasonably incurred by such Person in connection therewith, (ii) any underwriting discounts or commissions and (iii) in the case of an Asset Disposition, the amount of any Debt secured by a Lien on the related asset and discharged from the proceeds of such Asset Disposition and any taxes paid or payable by such Person in respect of such Asset Disposition.

“North Castle” means North Castle Partners, L.L.C., a Delaware limited liability company.

“North Castle Group” means North Castle, North Castle Partners and their respective Affiliates and any other investment fund or vehicle controlled by North Castle.

“North Castle Partners” means North Castle Partners II, L.P., a Delaware limited partnership, and North Castle Partners III, L.P., a Delaware limited partnership, or either of them.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a written notice of a Responsible Officer, appropriately completed and substantially in the form of Exhibit D hereto.

“Notice of LC Credit Event” means a written notice from a Responsible Officer to Agent with respect to any issuance, increase or extension of a Letter of Credit specifying: (i) the date of issuance or increase of a Letter of Credit; (ii) the expiry date of such Letter of Credit; (iii) the proposed terms of such Letter of Credit, including the face amount; and (iv) the transactions or additional transaction or transactions that are to be supported or financed with such Letter of Credit or increase thereof.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including post-petition interest, whether or not allowed) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.  The Obligations shall include, without limitation, all obligations, liabilities and indebtedness arising from or in connection with all Support Agreements and all Ancillary Services.

“Operative Documents” means the Financing Documents and the Unsecured Notes Debt Documents.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating, limited liability or members agreement).

“Participant” has the meaning set forth in subsection 11.6(b).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Pension Plan” means any “employee pension benefit plan” or “pension plan,” as such terms are defined in Section 3(2) of ERISA, (other than a Multiemployer Pension Plan) that is subject to Title IV of ERISA, and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Acquisition” means an acquisition by Borrower, Intermediate Holdco or any of their wholly-owned Domestic Subsidiaries of another Person which satisfies all of the conditions set forth on Annex C.

“Permitted Contest” means a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; provided that compliance with the obligation that is the subject of such contest is effectively stayed during such challenge.

“Permitted Liens” means Liens permitted pursuant to Section 5.2.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture,

association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

“Preferred Stock” means the Senior Redeemable Preferred Stock of Borrower, par value $0.01 per share, with an initial liquidation preference of $1000.00 per share.

“Pricing Table” means the following table:

Total Debt to EBITDA Ratio	Prime Rate	LIBOR
Greater than or equal to 5.0 to 1.0	2.75%	3.75%
Greater than 4.5 to 1.0, but less than 5.0 to 1.0	2.50%	3.50%
Greater than 4.0 to 1.0, but less than or equal to 4.5 to 1.0	2.25%	3.25%
Less than 4.0 to 1.0	2.00%	3.00%

For purposes of the Pricing Table, if Borrower shall at any time fail to timely deliver a Compliance Certificate, then effective as of the tenth (10th) Business Day following the date on which such Compliance Certificate was due, each applicable Prime Rate Margin and each applicable LIBOR Margin shall be conclusively presumed to equal the highest applicable Prime Rate Margin and the highest applicable LIBOR Margin specified in the Pricing Table until the date of delivery of such Compliance Certificate.

“Prime Rate” means a variable per annum rate, as of any date of determination, equal to the greater of: (i) the Federal Funds Rate plus one half of one percent (0.50%) per annum and (ii) the rate from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Rate” (or, if more than one (1) rate is published as the Prime Rate, then the highest of such rates).  The Prime Rate will change as of the date of publication in The Wall Street Journal of a Prime Rate that is different from that published on the preceding Business Day.  In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Rate, Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Rate.

“Prime Rate Loans” means Loans which accrue interest by reference to the Prime Rate, in accordance with the terms of this Agreement.

“Prime Rate Margin” means: (i) as of the Closing Date, two and one quarter percent (2.25%) per annum, and (ii) thereafter, as of each Adjustment Date, the Prime Rate Margin shall be adjusted, if necessary, to the applicable percent per annum set forth in the Pricing Table corresponding to the ratio of: (x) Total Debt on the last day of the most recently completed calendar quarter prior to the applicable Adjustment Date to (y) EBITDA for the twelve (12) month period ending on such date; provided, if an Event of Default has occurred and is continuing on an Adjustment Date, no reduction in the Prime Rate Margin shall occur on such Adjustment Date.

“Property Insurance Policy” means any insurance policy maintained by any Credit Party covering losses with respect to tangible real or personal property or improvements.

“Pro Rata Share” means: (i) with respect to a Lender’s obligation to make Loans, such Lender’s right to receive payments of principal and interest with respect thereto, such Lender’s right to receive the unused line fee described in subsection 2.2(b), and such Lender’s obligation to share in Letter of Credit Liabilities (including, notwithstanding anything contained herein to the contrary, liabilities and obligations arising with respect to Cash-Collateralized Letters of Credit) and to receive the related Letter of Credit fee described in subsection 2.4(b), the Loan Commitment Percentage of such Lender and (ii) for all other purposes (including without limitation the indemnification obligations arising under Section 10.6) with respect to any Lender, the percentage obtained by dividing: (x) the sum of the Loan Commitment Amount of such Lender (or, in the event the Loan Commitment shall have been terminated, such Lender’s then existing Loan Outstandings), by (y) the sum of the Loan Commitment (or, in the event the Loan Commitment shall have been terminated, the then existing Loan Outstandings of all Lenders).

“Reimbursement Obligations” means, at any date, the obligations of Borrower then outstanding to reimburse Agent for payments made by Agent under a Support Agreement.

“Required Lenders” means at any time Lenders holding: (i) more than fifty percent (50%) of the Loan Commitment or (ii) if the Loan Commitment has been terminated, more than fifty percent (50%) of the sum of: (x) the aggregate outstanding principal balance of the Loans plus (y) the aggregate amount of Reimbursement Obligations; provided, however, in the event one (1) Lender holds more than fifty percent (50%) of the sum of the Loan Commitment (or, if the Loan Commitment has been terminated, more than fifty percent (50%) of the aggregate outstanding principal balance of the Loans plus the aggregate amount of Reimbursement Obligations), the term “Required Lenders” shall mean at least two (2) Lenders who, together or collectively, meet the qualifications set forth in clauses (i) or (ii), as applicable.

“Responsible Officer” means either the Chief Executive Officer or the Chief Financial Officer.

“Restricted Distribution” means as to any Person: (i) any dividend or other distribution on any equity interest in such Person (except those payable solely in its equity interests) or (ii) any payment on account of: (a) the purchase, redemption, retirement, defeasance, surrender or acquisition of any equity interests in such Person or any claim respecting the purchase or sale of any equity interest in such Person, or (b) any option, warrant or other right to acquire any equity interests in such Person.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Documents” means any agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either: (i) Guarantees payment or performance of all or any portion of the Obligations and/or (ii) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Seller Subordinated Debt” means unsecured junior subordinated Debt securities issued by Borrower as consideration to any seller in a Permitted Acquisition consummated in accordance with the terms of this Agreement, so long as the terms of any such junior subordinated Debt securities: (i) do not provide for any security, (ii) do not provide any guaranty or other support by any Subsidiary of Borrower, (iii) do not contain any covenants and (iv) do not require the payment of any principal before principal incurred, interest and other Obligations then due and owing hereunder have been indefeasibly paid in full, the Lenders have no further commitments to lend under this Agreement and the Letter of Credit Liabilities have been reduced to zero ($0), and (v) provide that Borrower’s obligations thereunder are fully subordinated to the Obligations on a basis reasonably satisfactory to Agent in its discretion, which terms of subordination may, but need not necessarily, include the delay of any cash interest payments thereof until indefeasible payment in full of the Obligations.

“Senior Debt” has the meaning provided in the Compliance Certificate.

“Settlement Date” has the meaning set forth in subsection 10.13(a).

“Stated Rate” has the meaning set forth in subsection 2.6(b).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.  Unless otherwise specified, the term Subsidiary shall refer to a Subsidiary of Borrower.

“Support Agreement” has the meaning set forth in subsection 2.4(a).

“Syndication Agent” means UBS Securities LLC, in its capacity as syndication agent for the Lenders hereunder, subject to the provisions of Section 10.14, and the successors of UBS Securities LLC in such capacity.

“Taxes” has the meaning set forth in Section 2.7.

“Taxpayer” means any Person described in Section 7701(a)(1) of the Code.

“Termination Date” has the meaning set forth in subsection 2.1(c).

“Total Debt” has the meaning provided in the Compliance Certificate.

“Transaction” means all of the factual elements relevant to the expected Tax treatment of any investment, entity, plan or arrangement contemplated pursuant to this Agreement, and includes any series of steps carried out as part of a plan.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unrestricted Lease” means a real property lease for a fitness club which: (i) does not prohibit the pledge of the stock of Intermediate Holdco and (ii) contains language which either: (A) is in form and substance substantially similar to and has substantially the same effect as the language contained attached hereto as Annex D, or (B) does not otherwise contain any change of control restriction, anti-assignment provision or other provision of similar import which would be breached in connection with a foreclosure upon the stock of Intermediate Holdco.

“Unsecured Notes” means the 9% Senior Notes due December 16, 2009 in an aggregate principal amount of $160,000,000 issued by Borrower, as the same may be or have been exchanged for substantially similar unsecured senior notes that have been registered under the Securities Act, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 5.5.

“Unsecured Notes Debt” means Debt of Borrower incurred pursuant to the terms of the Unsecured Notes Debt Documents in an original aggregate principal amount of $160,000,000 (together with capitalized interest, fees, costs and other amounts).

“Unsecured Notes Debt Documents” means, collectively: (i) the Unsecured Notes, (ii) the “Guarantees” and the “Registration Rights Agreement,” all as defined in the Unsecured Notes Purchase Agreement, (iii) the Unsecured Notes Purchase Agreement and (iv) the Unsecured Notes Indenture, together with all other documents, instruments and agreements contemplated therein or thereby and executed concurrently therewith or at any time and from time to time hereafter; individually, each an “Unsecured Notes Debt Document.”

“Unsecured Notes Indenture” means the indenture dated as of even date herewith by and between the Borrower and U.S. Bank, National Association, a national banking association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with Section 5.5.

“Unsecured Notes Purchase Agreement” means that certain Purchase Agreement dated as of even date herewith by and among the Borrower, each of the Subsidiaries party thereto, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC.

“Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

“Warrants” means each of those certain Warrants issued by Borrower on December 15, 2000 (and replacements for lost, stolen or partially-exercised warrants) for the purchase of common stock of Borrower, or any of them.

Section 1.2            Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including without limitation determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent (except for changes concurred with by Borrower’s independent public accountants) with the most recent audited consolidated financial statements of Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders; provided, if: (a) Borrower shall object to determining compliance with the provisions of this Agreement on such basis by written notice delivered to Agent and the Lenders at the time of delivery of required financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) Agent or the Required Lenders shall so object in writing by written notice delivered to Borrower within thirty (30) days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Borrower to the Lenders as to which no such objection shall have been made.  In the event of any change in GAAP that occurs after the date of this Agreement and that is material to Borrower, either: (i) Agent, Lenders and Borrower shall mutually agree that Borrower will make conforming adjustments to any financial covenants set forth in this Agreement, or the components thereof, that are affected by such change or (ii) at Borrower’s option, Borrower may, in its reasonable discretion, report its covenant compliance based on GAAP as in effect immediately prior to the occurrence of such change with a reconciliation to GAAP as in effect after the occurrence of such change.  All amounts used for purposes of financial calculations required to be made herein shall be without duplication.

Section 1.3            Other Definitional Provisions.  References in this Agreement to “Articles,” “Sections,” “subsections,” “Annexes” or “Exhibits” shall be to Articles, Sections, subsections, Annexes or Exhibits of or to this Agreement unless otherwise specifically provided.  Any term defined herein may be used in the singular or plural.  “Include,” “includes” and “including” shall be deemed to be followed by “without limitation.”  Except as otherwise specified herein, references to any Person include the successors and assigns of such Person.  References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively.  References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations.

ARTICLE II
LOANS AND LETTERS OF CREDIT

Section 2.1            Loans.

(a)                           Loans and Borrowings.

(i)            On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrower from time to time as set forth herein equal to such Lender’s Loan Commitment Percentage of revolving loans (“Loans”) requested by Borrower hereunder; provided, after giving effect thereto, the Loan Outstandings shall not exceed the Loan Limit; provided, further, no Loans shall be made on the Closing Date.  Loans (other than Agent Advances, which shall be disbursed by Agent in a manner permitted by subsection 2.1(a)(ii)) shall, absent other written instructions, be made to the Borrower’s Account, or such other account as Borrower may specify by written notice to Agent.  Within the foregoing limits, Borrower may borrow under this subsection 2.1(a)(i), prepay or repay Loans as required or permitted under this Section 2.1 and reborrow Loans pursuant to this subsection 2.1(a)(i).

(ii)           Agent Advances.  Subject to the limitations set forth in this subsection 2.1(a)(ii), Agent is hereby authorized by Lenders (and, with respect to clauses (B)(3) and (B)(4) below, is hereby authorized by both Borrower and the Lenders), from time to time in Agent’s sole discretion: (A) after the occurrence of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 7.2 have not been satisfied (including without limitation the condition precedent that the Loan Outstandings not exceed the Borrowing Base plus any other then outstanding Agent Advances), to make Loans to Borrower on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable: (1) to preserve or protect the business conducted by Borrower, the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, (3) to pay any amount chargeable to the Borrower pursuant to the terms of this Agreement, including interest costs, fees and expenses as described in and chargeable to the Borrower under Section 9.1 and/or Section 9.4 or (4) to satisfy payment obligations under Support Agreements (any of the advances described in this subsection 2.1(a)(ii) being hereafter referred to as “Agent Advances”); provided: (i) except with respect to Agent Advances which are applied in the manner described in the preceding clauses (3) and (4), Required Lenders (or, with respect to its authorization, the Borrower) may at any time revoke Agent’s authorization to make Agent Advances, any such revocation to be in writing and to become effective prospectively upon the Agent’s receipt thereof, (ii) Agent Advances shall be made solely as Prime Rate Loans, (iii) the aggregate amount of Agent Advances outstanding at any time, exclusive of those made pursuant to the preceding clauses (3) and (4), shall not exceed $1,500,000 and (iv) Agent shall be prohibited from making Agent Advances to the extent the making thereof would cause the Loan Outstandings (inclusive of Agent Advances) to exceed the Loan Commitment.  Notwithstanding anything contained herein or elsewhere in this Credit Agreement to the contrary, Agent Advances may be made in the event the “Conditions to Initial Loans” set forth in subsection 7.1(b) or other conditions to Loans set forth in Section 7.2 have not been satisfied.

(b)                           Advancing Loans.

(i)            Borrower shall deliver to Agent a Notice of Borrowing with respect to each proposed Borrowing, such Notice of Borrowing to be delivered no later than noon (Chicago time): (A) on the day of such proposed Borrowing, in the case of Prime Rate Loans in an aggregate principal amount equal to or less than $5,000,000, (B) on the Business Day prior to such proposed Borrowing, in the case of Prime Rate Loans in an aggregate principal amount greater than $5,000,000 and (C) on the third (3rd) Business Day prior to such proposed Borrowing, in the case of all LIBOR Loans.  Once given, except as provided in subsection 2.2(d)(ii), a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.

(ii)           Borrower hereby authorizes Lenders and Agent to make Loans (other than LIBOR Loans) to Borrower’s Account based on telephonic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower.  Borrower agrees to deliver to Agent a Notice of Borrowing in respect of each Loan requested by telephone no later than one Business Day following such request.  If the Notice of Borrowing differs in any respect from the action taken by Agent and Lenders, the records of Agent and the Lenders shall govern absent manifest error.  Borrower further hereby authorizes Lenders and Agent to make Loans based on electronic notices made by any Person which Agent, in good faith, believes to be acting on behalf of Borrower.

(c)                           Mandatory Loan Repayments and Prepayments.

(i)            The Loan Commitment shall terminate upon the earlier to occur of: (i) the Commitment Expiry Date and (ii) the date on which Agent or Required Lenders elect to terminate the Loan Commitment and/or declare all Obligations to be due and payable pursuant to Section 8.2 (such earlier date being the “Termination Date”), and there shall become due and Borrower shall pay on the Termination Date, the entire outstanding principal amount of each Loan, together with accrued and unpaid interest thereon to but excluding the Termination Date.

(ii)           If at any time the Loan Outstandings exceed the Loan Limit, then, on the next succeeding Business Day, Borrower shall repay the Loans or cash collateralize Letter of Credit Liabilities in the manner specified in subsection 2.4(e) or cancel outstanding Letters of Credit, or any combination of the foregoing, in an aggregate amount equal to such excess.

(iii)         There shall also become due and payable and Borrower shall prepay the outstanding Loans in the following amounts and at the following times:

(A)          within ten (10) days after the date on which any Credit Party (or Agent as loss payee or assignee) receives any payment which constitutes Major Casualty Proceeds, an amount equal to the amount of such payment (net of: (i) reasonable fees, costs and taxes incurred in connection with the event or events giving rise to such proceeds and (ii) any required permanent payment of Debt (other than Debt secured pursuant to the Security Documents) which is secured by the property that is the subject of such event or events); provided, any payment which constitutes Major Casualty Proceeds shall not be required to be so applied and may be reinvested by any Credit Party within two hundred and seventy (270) days, in replacement assets comparable to the assets giving rise to such payment; provided, further, if no Credit Party intends to reinvest such payment, or if the time period set forth in this sentence expires without any Credit Party having reinvested such payment, Borrower shall prepay the Loans in an amount equal to such payment;

(B)          promptly upon receipt by any Credit Party of the proceeds from the issuance and sale of any Debt or equity securities (other than: (1) proceeds of the issuance of Debt securities expressly permitted pursuant to

Section 5.1, (2) proceeds of the issuance of equity securities by Borrower received on or before the Closing Date, (3) proceeds from the issuance of equity securities to officers, directors and employees of any Credit Party, (4) proceeds of the issuance of equity securities to Borrower or any Subsidiary and (5) provided no Event of Default has occurred and is continuing, or would otherwise arise as a result of such issuance, proceeds from equity issuances, Investor Subordinated Debt and/or capital contributions (other than from a registered public equity offering) in an aggregate amount up to $15,000,000 in any Fiscal Year of the Borrower), an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such issuance and sale; and

(C)          promptly upon receipt by any Credit Party of the proceeds of any Asset Disposition, an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Asset Disposition; provided, no prepayment shall be required pursuant to this subsection 2.1(c)(iii)(C) unless and until the aggregate Net Cash Proceeds received during any Fiscal Year from Asset Dispositions exceeds $500,000 (in which case all Net Cash Proceeds in excess of such amount shall be used to make prepayments pursuant to this subsection 2.1(c)(iii)(C)); provided, further, such Net Cash Proceeds shall not be required to be so applied on such date and may instead be reinvested by any Credit Party within one hundred eighty (180) days, in assets of a kind then used or usable in the business of such Credit Party.  If the applicable Credit Party does not intend to so reinvest such Net Cash Proceeds, or if the period set forth in the immediately preceding sentence expires without such Credit Party having reinvested such Net Cash Proceeds, Borrower shall prepay the Loans in an amount equal to such Net Cash Proceeds.

Amounts used to mandatorily prepay the outstanding Loans shall be applied as a repayment of the outstanding Loans with no concurrent equivalent reduction of the Loan Commitment.

(d)           Voluntary Prepayments.  Borrower may from time to time, on at least one (1) Business Day’s prior written notice to Agent specifying the date and amount of such prepayment, prepay the Loans in whole or in part; provided, any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 (or the full outstanding amount if less than $100,000 is then outstanding).  No payment pursuant to this subsection 2.1(d) shall reduce the amount of any payment required by subsection 2.1(c).

Amounts used to voluntarily prepay the outstanding Loans shall be applied as a repayment of the outstanding Loans with no concurrent equivalent reduction of the Loan Commitment.

(e)           Termination; Reduction.  Borrower may at any time terminate, or from time to time reduce, the Loan Commitment; provided, each such reduction of the Loan Commitment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000.

Section 2.2            Interest, Interest Calculations and Certain Fees.

(a)           Interest.  From and following the Closing Date, depending upon Borrower’s election from time to time, subject to the terms hereof, to have portions of the Loans accrue interest determined by reference to the Prime Rate or the LIBOR, the Loans and the other Obligations shall bear interest at the applicable rates set forth below:

(i)            If a Prime Rate Loan, or any other Obligation other than a LIBOR Loan, then at the sum of the Prime Rate plus the applicable Prime Rate Margin.

(ii)           If a LIBOR Loan, then at the sum of the LIBOR plus the applicable LIBOR Margin.

(b)           Unused Line Fee.  From and following the Closing Date, Borrower shall pay Agent, for the benefit of all Lenders committed to make Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to: (1) (a) the Loan Commitment less (b) the average daily balance of the Loan Outstandings during the preceding month, multiplied by (2) the Applicable Unused Line Rate.  Such fee is to be paid monthly in arrears on the first day of each month.

(c)           Computation of Interest and Related Fees.  All interest and fees under each Financing Document shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.  The date of funding of a Prime Rate Loan and the first day of an Interest Period with respect to a LIBOR Loan shall be included in the calculation of interest.  The date of payment of a Prime Rate Loan and the last day of an Interest Period with respect to a LIBOR Loan shall be excluded from the calculation of interest.  If a Loan is repaid on the same day that it is made, one (1) days’ interest shall be charged.  Interest on all Prime Rate Loans is payable in arrears on the first day of each month (or, if such day is not a Business Day, the following Business Day) and on the maturity of such Loans, whether by acceleration or otherwise.  Interest on LIBOR Loans shall be payable on the last day of the applicable Interest Period, unless the Interest Period is greater than three (3) months, in which case interest will be payable on the last day of each three (3) month interval (or, if such day is not a Business Day, the following Business Day).  In addition, interest on LIBOR Loans is due on the maturity of such Loans, whether by acceleration or otherwise.

(d)           LIBOR Provisions.

(i)            LIBOR Election.  Borrower may request that Loans to be made be LIBOR Loans, that outstanding portions of Loans be converted to LIBOR Loans and that all or any portion of a LIBOR Loan be continued as a LIBOR Loan upon expiration of the applicable Interest Period.  Any such request will be made by submitting a Notice of Borrowing to Agent.  Once given, and except as provided in clause (ii) below, a Notice of Borrowing shall be irrevocable and Borrower shall be bound thereby.  Upon the expiration of an Interest Period, in the absence of a new Notice of Borrowing submitted to Agent not less than three (3) Business Days prior to the end of such Interest Period, the LIBOR Loan then maturing shall be automatically converted to a Prime Rate Loan.  There may be no more than six (6) LIBOR Loans outstanding at any one time.  Loans which are not requested as

LIBOR Loans in accordance with this subsection 2.2(d)(i) shall be Prime Rate Loans.  Agent will notify Lenders, by telephonic or facsimile notice, of each Notice of Borrowing received by Agent not less than two (2) Business Days prior to the first day of the Interest Period of the LIBOR Loan requested thereby.

(ii)           Inability to Determine LIBOR.  In the event, prior to commencement of any Interest Period relating to a LIBOR Loan, Agent shall reasonably determine or be notified in writing by Required Lenders that adequate and reasonable methods do not exist for ascertaining LIBOR, Agent shall promptly provide notice of such determination to Borrower and Lenders (which shall, absent manifest error, be conclusive and binding on Borrower and Lenders).  In such event: (1) any request for a LIBOR Loan or for a conversion to or continuation of a LIBOR Loan shall be automatically withdrawn and shall be deemed a request for a Prime Rate Loan, (2) each LIBOR Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Prime Rate Loan and (3) the obligations of Lenders to make LIBOR Loans shall be suspended until Agent or Required Lenders determine that the circumstances giving rise to such suspension no longer exist, in which event Agent shall so notify Borrower and Lenders.

(iii)         Illegality.  Notwithstanding any other provisions hereof, if any law, rule, regulation, treaty or directive or interpretation or application thereof shall make it unlawful for any Lender to make, fund or maintain LIBOR Loans, such Lender shall promptly give notice of such circumstances to Agent, Borrower and the other Lenders.  In such an event: (1) the commitment of such Lender to make LIBOR Loans or convert Prime Rate Loans to LIBOR Loans shall be immediately suspended until such time as it shall no longer be unlawful for such Lender to make, fund or maintain LIBOR Loans and (2) such Lender’s outstanding LIBOR Loans shall be converted automatically to Prime Rate Loans on the last day of the Interest Period thereof or at such earlier time as may be required by law.

(iv)          LIBOR Breakage Fee.  Upon: (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any applicable Notice of Borrowing or (ii) any payment of a LIBOR Loan on any day that is not the last day of the Interest Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, an amount equal to the amount of any losses, expenses and liabilities (including, without limitation, any loss (including interest paid) in connection with the re-employment of such funds but excluding loss of anticipated profits) that any Lender may sustain as a result of such default or such payment.  For purposes of calculating amounts payable to a Lender under this paragraph, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant Interest Period; provided, however, each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.

(v)            Increased Costs.  If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:  (i) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, or any successor thereto, but excluding any reserve included in the determination of the LIBOR pursuant to the provisions of this Agreement), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender; or (ii) shall impose on any Lender any other condition (other than in respect of Taxes, which shall be governed by Section 2.7) affecting its LIBOR Loans, its Notes or its obligation to make LIBOR Loans; and the result of anything described in clauses (i) and (ii) above is to increase the cost to (or to impose a cost on) such Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Notes with respect thereto, then upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay directly to such Lender such additional amount as will compensate such Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.

(e)           Capital Adequacy.  If any Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by any Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder or under any Support Agreement to a level below that which such Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender or such controlling Person to be material, then from time to time, upon demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrower shall pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which such Lender first made demand therefor.  In determining such additional amounts, each Lender will act reasonably and in good faith.

Section 2.3            Notes.  The portion of the Loans made by each Lender shall be evidenced by a promissory note executed by Borrower (each a “Note”), each of which shall be issued for a principal amount which is stated to be equal to the lesser of: (i) such Lender’s Pro Rata Share of the Loan Commitment and (ii) the aggregate unpaid principal amount of all Loans made or deemed made by the applicable Lender to Borrower under the terms of this Agreement.

Section 2.4            Letters of Credit and Letter of Credit Fees.

(a)           Letter of Credit.  On the terms and subject to the conditions set forth herein, Agent will prior to the Termination Date issue letters of credit or guarantees (each, a “Support Agreement”), either directly to a beneficiary that is not an LC Issuer or otherwise, to induce an LC Issuer to issue or increase the amount of, or extend the expiry date of, a Letter of Credit so long as:

(i)            Agent shall have received a Notice of LC Credit Event at least two (2) Business Days before the relevant date of issuance, increase or extension; and

(ii)           After giving effect to such issuance or increase: (x) the aggregate Letter of Credit Liabilities, to the extent supported by a Support Agreement, under all Letters of Credit do not exceed $12,500,000, and (y) the Loan Outstandings do not exceed the Loan Limit.

(b)           Letter of Credit Fee.  Borrower shall pay to Agent, for the benefit of the Lenders which have committed to make Loans, in accordance with their respective Pro Rata Shares, a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the LIBOR Margin then applicable to Loans.  Such fee shall be payable in arrears on the first Business Day of each calendar month prior to the Termination Date and on such date.  In addition, Borrower agrees to pay promptly to the LC Issuer any fronting or other fees that it may charge in connection with any Letter of Credit.

(c)           Reimbursement Obligations of Borrower.  If Agent shall make a payment to an LC Issuer pursuant to a Support Agreement, after receipt of notice thereof from Agent, Borrower shall promptly reimburse Agent for the amount of such payment and, to the extent that so doing would not, to Agent’s knowledge, cause the Loan Outstandings to exceed the Loan Limit, Borrower shall be deemed to have requested a Prime Rate Loan, the proceeds of which will be used to satisfy such Reimbursement Obligations.  Borrower shall pay interest, on demand, on all amounts so paid by Agent for each day until Borrower reimburses Agent therefor at a rate per annum equal to the sum of two percent (2%) plus the interest rate applicable to Loans (which are Prime Rate Loans) for such day.

(d)           Reimbursement and Other Payments by Borrower.  To the extent permitted under applicable law, the obligations of Borrower to reimburse Agent pursuant to subsection 2.4(c) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following:

(i)            any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document;

(ii)           the existence of any claim, set-off, defense or other right which Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), Agent, any Lender or any other Person, whether in connection with any Financing Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(iii)         any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(iv)          any affiliation between the LC Issuer and Agent; or

(v)            to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(e)           Deposit Obligations of Borrower.  In the event any Letters of Credit are outstanding at the time that Borrower is required to repay the Obligations as a result of an Event of Default or the Loan Commitment is terminated or reduced to an amount that is less than the aggregate amount of Loans, Letters of Credit and other Obligations outstanding, Borrower shall deposit with Agent for the benefit of all Lenders which have committed to make Loans hereunder cash in an amount equal to: (i)(A) one hundred percent (100%) of the aggregate outstanding Letter of Credit Liabilities to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto plus (B) an amount equal to the aggregate amount of fees payable under subsection 2.4(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit which are not otherwise prepaid by Borrower or (ii) in the case of a reduction in the Loan Commitment, if less than the amount described in clause (i), the amount by which the outstanding Loans, Letters of Credit and other Obligations, together with the aggregate amount of fees payable under subsection 2.4(b) with respect to such Letters of Credit for the full remaining terms of such Letters of Credit outstanding, exceed the Loan Commitment.  Upon termination of any such

Letter of Credit, to the extent not previously applied by Agent in the manner described herein, the unearned portion of any prepaid fees attributable to such Letter of Credit, together with all cash deposits of the type described in the preceding clause (i), shall be refunded to Borrower.

(f)            Participations in Support Agreements.

(i)            Concurrently with the issuance of each Letter of Credit, Agent shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from Agent, without recourse or warranty, an undivided interest and participation in, to the extent of such Lender’s Pro Rata Share of the Loan Commitment, Agent’s Support Agreement liabilities and obligations in respect of such Letters of Credit and Borrower’s Reimbursement Obligations with respect thereto.  If Borrower does not pay any Reimbursement Obligation when due, then Borrower shall be deemed to have immediately requested that Lenders make a Loan which is a Prime Rate Loan in a principal amount equal to such Reimbursement Obligation.  Agent shall promptly notify Lenders of such deemed request and each Lender shall make available to Agent its Pro Rata Share of such Loan.  The proceeds of such Loan shall be paid over by Agent to the LC Issuer for the account of Borrower in satisfaction of reimbursement obligations then owing by Borrower to such LC Issuer in respect of outstanding Letters of Credit.

(ii)           If Agent makes any payment or disbursement under any Support Agreement and: (x) Borrower has not reimbursed Agent in full for such payment or disbursement in accordance with subsection 2.4(c), (y) a Loan may not be made pursuant to the immediately preceding clause (i) or (z) any reimbursement received by Agent from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, each Lender shall be irrevocably and unconditionally obligated to pay to Agent its Pro Rata Share of such payment or disbursement (but no such payment shall diminish the Obligations of Borrower under subsection 2.4(c)).  To the extent any Lender shall not have made such amount available to Agent by noon (Chicago time) on the Business Day on which such Lender receives notice from Agent of such payment or disbursement, such Lender agrees to pay interest on such amount to Agent forthwith on demand accruing daily at the Federal Funds Rate, for the first three (3) days following such Lender’s receipt of such notice, and thereafter at the Prime Rate plus the Prime Rate Margin in respect of Loans.  Any Lender’s failure to make available to Agent its Pro Rata Share of any such payment or disbursement shall not relieve any other Lender of its obligation hereunder to make available to Agent such other Lender’s Pro Rata Share of such payment, but no Lender shall be responsible for the failure of any other Lender to make available to Agent such other Lender’s Pro Rata Share of any such payment or disbursement.

Section 2.5            General Provisions Regarding Payment; Loan Account.

(a)                           All payments to be made by Borrower under any Financing Document, including payments of principal and interest on the Notes, and all fees, expenses, indemnities and reimbursements, shall be made without set-off or counterclaim, in lawful money of the United States of America and in immediately available funds.  If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  Borrower shall make all payments in immediately available funds to the Payment Account before noon (Chicago time) on the date when due.  Notwithstanding anything to the contrary set forth in this subsection 2.5(a), Agent shall be permitted, in its sole discretion, but subject to the limitations set forth in subsection 2.1(a)(ii), to satisfy any of the payment obligations described in this subsection 2.5(a) through the making of Agent Advances.

(b)                           Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, all payments thereon made by Borrower and the Loan Commitment Amount of each Lender.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall be conclusive and binding evidence of the amounts due and owing to Agent and each Lender by Borrower absent clear and convincing evidence to the contrary; provided, any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document.  Unless Borrower notifies Agent in writing of any objection to any such printout or statement (specifically describing the basis for such objection) within sixty (60) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein; provided, however, in the event Borrower finds an error in any such printout or statement after such sixty (60) day period, it shall notify the Agent in writing of such purported error and Agent shall, in the event it agrees (after reasonable review of such notice and such printout or statement) that an error was made, take reasonable steps to correct such error.

Section 2.6            Maximum Interest.

(a)           In no event shall the interest charged with respect to the Notes or any other obligations of Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction.

(b)           Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable.  Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply.

(c)           In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrower.

(d)           In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the actual number of days in the year in which such calculation is made.

Section 2.7            Taxes.

(a)           All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding all taxes imposed on Agent or any Lender by the jurisdiction under which Agent or such Lender is organized, conducts business or is otherwise subject to such taxation (other than solely as a result of entering into this Agreement or any other Financing Documents or performing any obligations, receiving any payments or enforcing any rights under this Agreement or any other Financing Document) (all non-excluded items being called “Taxes”).  If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Agent an official receipt or other documentation reasonably satisfactory to Agent evidencing such payment to such authority; and (iii) except as otherwise specifically provided in subsection 2.7(c) hereof, pay to Agent for the account of Agent and Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by Agent and each Lender will equal the full amount Agent and such Lender would have received had no such withholding or deduction been required.  If any Taxes are directly asserted against Agent or any Lender with respect to any payment received by Agent or such Lender hereunder, Agent or such Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount)

shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is one hundred eighty (180) days prior to the date on which Agent or such Lender first made demand therefor.

(b)           If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent, for the account of Agent and the respective Lenders, the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental Taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.

(c)           Each Lender that: (i) is organized under the laws of a jurisdiction other than the United States of America and (ii)(A) is a party hereto on the Closing Date or (B) becomes an assignee of an interest under this Agreement under subsection 11.6(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, on or before the date it becomes a party to this Agreement and on or before the date, if any, such Lender changes its applicable lending office, execute and deliver to Borrower and Agent one or more (as Borrower or Agent may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or successors thereto or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes, or, if such Lender is claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, one or more (as Borrower or Agent may reasonably request) Forms W-8BEN or successor thereto and a certificate representing that such Lender is not a bank for purposes of Section 881(c)(3)(A) of the Code, is not a 10 percent shareholder (within the meaning of Section 881(c)(3)(B) of the Code) of Borrower and is not a controlled foreign corporation related to Borrower (within the meaning of Section 881(c)(3)(C) of the Code).  In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender.  Borrower shall not be required to pay additional amounts to any Lender pursuant to this Section 2.7 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph.

Section 2.8            Ancillary Services.  Borrower may from time to time request, and Agent or any Lender that is an Affiliate of a Designated Lender Affiliate may, in its sole discretion, from time to time arrange for Borrower to obtain from Agent or any Designated Lender Affiliate, Ancillary Services although Borrower is not required to do so.  To the extent Ancillary Services are provided, Borrower agrees to indemnify and hold Agent and Lenders harmless from any and all costs and obligations now or hereafter incurred by Agent or any Lenders which arise from the indemnity given by Agent or any Lender to any Designated Lender Affiliates related to such Ancillary Services.  The agreement contained in this Section 2.8 shall survive termination of this Agreement.  Borrower acknowledges and agrees that the obtaining of Ancillary Services: (a) is in the sole and absolute discretion of Agent and each Designated Lender Affiliate, and (b) is subject to all rules and regulations of Agent and each applicable Designated Lender Affiliate.

Section 2.9            Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the Obligations of Borrower under subsection 2.7(a) or subsection 2.2(d)(v) hereof with respect to such Lender, it will, if reasonably requested by Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, including avoiding the need for, or reducing the amounts of, additional costs of Borrower pursuant to subsection 2.7(a) or subsection 2.2(d)(v); provided, such designation is made on terms that, in the sole judgment of such Lender, cause each Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, nothing in this Section shall affect or postpone any of the Obligations of Borrower or the rights of any Lender pursuant to subsection 2.7(a) or subsection 2.2(d)(v) hereof

Section 2.10         Replacement of Lenders under Certain Circumstances. Borrower shall be permitted to replace any Lender with an Eligible Assignee, if such Lender:

(a)           requests reimbursement for amounts owing pursuant to subsection 2.7(a) or subsection 2.2(d)(v) hereof; or

(b)           affirmatively refuses to approve any waiver, amendment or modification to this Agreement that is otherwise approved by the Required Lenders;

provided, in either of such cases: (i) the assignment to such Eligible Assignee does not conflict with any applicable law, rule or regulation, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall not have designated a different lending office under Section 2.9 hereof so as to eliminate the continued need for payment of amounts owing pursuant to subsection 2.7(a) or subsection 2.2(d)(v) hereof, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) such replacement is carried out in accordance with and subject to the restrictions contained in Section 11.6, (vi) until such time as such replacement shall be consummated, Borrower shall pay all additional amounts, if any, required pursuant to subsection 2.7(a) or subsection 2.2(d)(v) hereof, as the case may be, and (vii) no such replacement shall be deemed to be a waiver of any rights which Borrower, Agent or any other Lender shall have against the replaced Lender.

ARTICLE III
REPRESENTATION AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1            Existence and Power.  Each Credit Party is a corporation, partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, consents and approvals would not reasonably be expected to have a Material Adverse Effect.  Each Credit Party is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on the Information Certificate, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

Section 3.2            Organization and Governmental Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of the Operative Documents to which it is a party are within its powers, have been duly authorized by all necessary action pursuant to its Organizational Documents, require no further action by or in respect of, or filing with, any governmental body, agency or official (except for: (i) those that have been obtained or made prior to the Closing Date, (ii) filings to perfect the Liens created by the Security Documents (iii) consents, authorizations, notices and filings necessary or required in connection with the consummation of the transactions contemplated by the Unsecured Notes Debt Documents which are not contemplated or required by the terms of the Unsecured Notes Debt documents to occur on or before the Closing Date, and (iv) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect) and do not violate, conflict with or cause a breach or a default under any provision of applicable law or regulation or of the Organizational Documents of any Credit Party or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.

Section 3.3            Binding Effect.  Each of the Financing Documents and, as of the Closing Date, each of the other Operative Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.4            Capitalization.  The authorized equity securities of each of the Credit Parties as of the Closing Date is as set forth on the Information Certificate.  All issued and outstanding equity securities of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities.  The identity of the holders of the equity securities of each of the Credit Parties and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on the Information Certificate.  No shares of the capital stock or other equity securities of any Credit Party, other than those described above, are issued and outstanding, other than shares of the capital stock or other equity securities of Borrower which are otherwise not prohibited by the terms of this Agreement.  Except as set forth on the Information Certificate, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5            Financial Information.

(a)           The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, the U.S. member firm of KPMG International, copies of which have been delivered to Agent and the Lenders, fairly present, in all material respects and in conformity with GAAP, the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations, changes in stockholders’ equity (or comparable calculation) and cash flows for such period.

(b)           The unaudited consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2003 and the related unaudited consolidated and consolidating statements of operations and consolidated cash flows for the nine (9) months then ended, copies of which have been delivered to Agent, fairly present, in all material respects and in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection 3.5(a), the consolidated and consolidating financial position of Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the nine (9) months then ended (subject to normal year-end adjustments and the absence of footnote disclosures).

(c)           The pro forma consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of September 30, 2003, copies of which have been delivered to Agent and the Lenders, fairly presents in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection 3.5(a), the consolidated financial position of Borrower and its Consolidated Subsidiaries as of such date, adjusted to give effect (as if such events had occurred on such date) to: (i) the transactions contemplated by the Operative Documents, (ii) the application of the proceeds therefrom contemplated by the Operative Documents and (iii) the payment of all legal, accounting and other fees related thereto to the extent known at the time of the preparation of such balance sheet.

(d)           The information contained in the most recently delivered Borrowing Base Certificate was complete and correct on the date delivered and the amounts shown therein were determined as provided in the Financing Documents.

(e)           After giving effect to the transactions contemplated by the Operative Documents (but for this purpose assuming that such transactions had occurred prior to December 31, 2002), since December 31, 2002, there has been no change in the business, operations, properties, prospects or condition (financial or otherwise) of Borrower and its Consolidated Subsidiaries, taken as a whole, that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.6            Litigation.  Except as specifically disclosed in the Information Certificate, there is no action, suit or proceeding pending against, or to Borrower’s knowledge threatened against, any Credit Party or, to Borrower’s knowledge, any party to any Operative Document or any Equity Document (other than a Credit Party, any Lender or any Affiliate of any Lender)

before any court or arbitrator or any governmental body, agency or official that would reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7            Ownership of Property.  Borrower and each of its Subsidiaries is the lawful owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties and other assets (real or personal, tangible, intangible or mixed) purported to be owned or leased (as the case may be) by such Person on the balance sheet referred to in subsection 3.5(b), except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement.

Section 3.8            No Default.  No Default or Event of Default has occurred and is continuing and no Credit Party is in breach or default under or with respect to any material contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default would reasonably be expected to have a Material Adverse Effect.

Section 3.9            Labor Matters.  As of the Closing Date, there are no strikes or other labor disputes pending or, to Borrower’s knowledge, threatened against any Credit Party.  Hours worked and payments made to the employees of the Credit Parties have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters except where any such violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be except where any such failure to pay or accrue any such liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The consummation of the transactions contemplated by the Financing Documents and the other Operative Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound.

Section 3.10         Regulated Entities.  No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.  No Credit Party is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

Section 3.11         Margin Regulations.  None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12         Compliance With Laws.  Borrower and each Subsidiary is in compliance with the requirements of all applicable laws, ordinances, rules, regulations and requests of governmental authorities, except for such laws, ordinances, rules, regulations and requirements the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

Section 3.13         Taxes.  Except to the extent subject to a Permitted Contest or to the extent failure to do so would not have a Material Adverse Effect or result in a Lien upon any of the Collateral, all Federal, state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof.  Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid.  Except to the extent subject to a Permitted Contest, all Federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14         Compliance with ERISA.

(a)           All required reports and documents with respect to any Pension Plan have been properly filed with the appropriate governmental agencies except where any failure to so file would not reasonably be expected to have a Material Adverse Effect.  All Pension Plans (and related trusts and insurance contracts) comply in form and in operation in all material respects with the current applications of ERISA and the Code.  With respect to each Pension Plan, there have been no prohibited transactions as defined in Section 406 of ERISA or Section 4975 of the Code that have not been reported and corrected.

(b)           During the twelve (12) month period prior to the Closing Date or the making of any Loan or the issuance of any Letter of Credit: (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA or Regulation 2510.3 — 102(b)(1) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which would reasonably be expected to result in the incurrence by any Credit Party of any material liability, fine or penalty.  No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan.  All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, would reasonably be expected to result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15         Broker Fees and Other Payments.  Except as set forth in the Information Certificate: (i) no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Operative Documents, (ii) no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith, therewith or in connection with any Equity Document, (iii) no Credit Party shall be required to make any payments or redemptions with respect to any Debt as a result of the obtaining, making or closing of the transactions contemplated by the Operative Documents and (iv) no Credit Party is party to any contract or agreement with any Person under which any such Person obtains any rights of redemption or repayment from any Credit Party as a result of the obtaining, making or closing of the transactions contemplated by the Operative Documents.

Section 3.16         Related Transactions.  Except as would not be reasonably be expected to have a Material Adverse Effect, all transactions which are contemplated to occur by the Unsecured Notes Debt Documents and the Equity Documents have been consummated on or prior to the date hereof (including without limitation the disbursement and transfer of all funds in connection therewith) in all material respects pursuant to the provisions of the applicable Unsecured Notes Debt Documents and Equity Documents, true and complete copies of which have been made available to Agent as set forth in the Closing Checklist, and in compliance with all applicable provisions of law.

Section 3.17         Employment, Equityholders and Subscription Agreements.  Except for the Operative Documents, the Equity Documents and the other agreements set forth in the Information Certificate, as of the Closing Date there are no: (i) collective bargaining agreements or other organized labor agreements covering any employees of any Credit Party, (ii) agreements for managerial, consulting or similar services to which any Credit Party is a party or by which it is bound with an Affiliate of such Credit Party or (iii) agreements regarding any Credit Party, its assets or operations or any investment therein to which any of its equityholders which hold more than five percent (5%) of the equity of Borrower on a fully-exercised, fully-diluted basis, is a party or by which it is bound.

Section 3.18         Compliance with Environmental Requirements; No Hazardous Materials.  Except in each case as set forth on the Information Certificate and as would not reasonably be expected to have or give rise to a Material Adverse Effect:

(a)                           No Hazardous Materials are located on any properties now or previously owned, leased or operated by any Credit Party or have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near any of such properties in a manner that would require the taking of any action under any Environmental Law or which could reasonably be expected to have a Material Adverse

Effect.  No portion of any such property is being used, or has been used at any previous time, for the disposal, storage, treatment, processing or other handling of Hazardous Materials in violation of any Environmental Law nor is any such property affected by any Hazardous Materials Contamination.

(b)                           No underground storage tanks are located on any properties now or previously owned, leased or operated by any Credit Party, or were located on any such property and subsequently removed or filled.

(c)                           No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order and agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is in existence or, to Borrower’s knowledge, proposed, threatened or anticipated with respect to or in connection with the operation of any properties now or previously owned, leased or operated by any Credit Party.  All such properties and their existing and prior uses, and any disposal of Hazardous Materials from any thereof, comply and at all times have complied with all Environmental Laws.  There is no condition on any of such properties which is in violation of any Environmental Laws and no Credit Party has received any communication from or on behalf of any governmental authority that any such condition exists.

(d)                           There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Borrower has knowledge in relation to the current or prior business of Borrower or any property or facility now or previously owned, leased or operated by any Credit Party which has not been made available to Agent.

(e)                           For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) which is, in whole or in part, a predecessor of such Credit Party.

Section 3.19         Intellectual Property.  Each Credit Party owns, is licensed to use or otherwise has the right to use, all Intellectual Property that is material to the condition (financial or other), business or operations of the Credit Parties taken as a whole (other than Intellectual Property with respect to which the failure to own or otherwise have such license or right would not reasonably be expected to have a Material Adverse Effect) and all such material Intellectual Property owned by each Credit Party existing as of the Closing Date and registered with the U.S. government, any foreign government or any agency or department thereof is set forth on the Information Certificate.  All registered Intellectual Property of each Credit Party is duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances except where such failure would not reasonably be expected to have a Material Adverse Effect.  To Borrower’s knowledge: (i) each Credit Party conducts its business without infringement or claim of infringement of any Intellectual Property rights of others (other than infringements or claims that would not reasonably be expected to have a Material Adverse Effect) and (ii) there is no infringement or claim of infringement by others of any United States Intellectual Property rights of any Credit Party, which infringement or claim of infringement would reasonably be expected to have a Material Adverse Effect.

Section 3.20         Real Property Interests.  Except for the ownership, leasehold or other interests set forth in the Information Certificate, no Credit Party has, as of the Closing Date, any ownership, leasehold or other interest in real property.

Section 3.21         Solvency.  Borrower and each Subsidiary: (a) owns and will own assets the fair saleable value of which are: (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 3.22         Full Disclosure.  None of the information (financial or otherwise) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Operative Documents or the Equity Documents, including without limitation the information set forth in the Information Certificate, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made.  All financial projections delivered to Agent and the Lenders have been prepared on the basis of the assumptions stated therein.  Such projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair in light of current business conditions; provided that Borrower can give no assurance that such projections will be attained.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 4.1            Financial Statements and Other Reports.  Borrower will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in accordance with GAAP (including, without limitation, the maintenance of full, true and correct books of record and account) and to provide the information required to be delivered to the Lenders hereunder, and will deliver to Agent, and, in the case of the deliveries required by paragraphs (a) through (f), (l), (m), (o) and (p), each Lender:

(a)           within thirty (30) days after the end of each month which is not the last month of a fiscal quarter and within forty five (45) days after the end of each month which is the last month of a fiscal quarter (including the last month of Borrower’s Fiscal Year), a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such month and the related consolidated and consolidating statements of operations and consolidated cash flows for such month, and for the portion of the Fiscal Year ended at the end of such month setting forth in each case in comparative form the figures for the corresponding periods of the previous Fiscal Year and the figures for such month and for such portion of the Fiscal Year ended at the end of such month set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to subsection 4.1(l), all in reasonable detail and certified by a Responsible Officer as fairly presenting in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries and as having been prepared in accordance with GAAP applied on a basis consistent with the audited financial statements of Borrower, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosures;

(b)           as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, a consolidated balance sheet of Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of operations, consolidated stockholders’ equity (or the comparable item, if Borrower is not a corporation) and consolidated cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures for such Fiscal Year set forth in the annual operating and capital expenditure budgets and cash flow forecast delivered pursuant to subsection 4.1(l), certified (solely with respect to such consolidated statements) without qualification by KPMG LLP, the U.S. member firm of KPMG International, or other independent public accountants reasonably acceptable to Agent of nationally recognized standing;

(c)           together with each delivery of financial statements pursuant to subsections 4.1(a) and (b), a Compliance Certificate;

(d)           together with each delivery of financial statements pursuant to subsection 4.1(b) above, a written statement by the independent public accountants giving the report thereon stating that their audit examination has included a review of the terms of this Agreement as it relates to accounting matters;

(e)           promptly upon receipt thereof, copies of all reports submitted to any Credit Party by independent public accountants in connection with each annual, interim or special audit of the financial statements of any Credit Party made by such accountants, including the comment letter submitted by such accountants to management in connection with their annual audit;

(f)            promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and, if a Credit Party is a public company, proxy statements sent or made available generally by any such Credit Party to its security holders, and (ii) all regular and periodic reports and all registration statements and prospectuses filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any successor;

(g)           promptly upon any officer of any Credit Party obtaining knowledge: (i) of the existence of any Event of Default or Default, or becoming aware that the holder of any Debt of any Credit Party has given any notice or taken any other action with respect to, a claimed default thereunder which would reasonably be expected to have a Material

Adverse Effect, (ii) of any change in any Credit Party’s certified accountant or, if a Credit Party is a public company, any resignation, or decision not to stand for re-election, by any member of any such Credit Party’s board of directors (or comparable body), (iii) that any Person has given any notice to any Credit Party of, or taken any other action with respect to a claimed default under any material agreement or instrument (other than the Financing Documents) to which any Credit Party is a party or by which any of its assets is bound, other than with respect to such claimed defaults which Borrower does not reasonably expect to have a Material Adverse Effect, or (iv) of the institution of any litigation or arbitration of an amount equal to or greater than $1,000,000 or any adverse judgment (or its equivalent in an arbitration) in any litigation or arbitration involving a potential liability of any Credit Party equal to or greater than $1,000,000, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person and the nature of such claimed default (including any Event of Default or Default), event or condition, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(h)           promptly upon any officer of any Credit Party obtaining knowledge of: (i) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, (ii) the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, (iii) the taking of any action with respect to a Pension Plan which would reasonably be expected to result in the requirement that Borrower or any Subsidiary furnish a bond or other security to the PBGC or such Pension Plan, (iv) the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which would reasonably be expected to result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), (v) any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post-retirement welfare plan benefit or (vi) any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposed to take with respect thereto;

(i)            promptly upon any officer of any Credit Party obtaining knowledge of any complaint, order, citation, notice or other written communication from any Person delivered to any Credit Party with respect to, or if any officer of any Credit Party becomes aware of any of the following which would reasonably be expected to give rise to, individually or in the aggregate, a Material Adverse Effect: (x) the existence or alleged existence of a violation of any Environmental Law or the incurrence of any liability, obligation, loss, damage, cost, expense, fine, penalty or sanction or the requirement to commence any remedial action resulting from or in connection with any air emission, water discharge, noise emission, Hazardous Material or any other environmental, health or safety matter at, upon, under or within any of the properties now or previously owned, leased or operated by any Credit Party, or due to the operations or activities of any Credit Party or any other Person on or in connection with any such property or any part thereof or (y) any release on any of such properties of Hazardous Materials in a quantity that is reportable under any applicable Environmental Law, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such holder or Person, and what action the applicable Credit Party has taken, is taking or proposes to take with respect thereto;

(j)            promptly upon any officer of any Credit Party obtaining knowledge that any Credit Party has either: (x) registered or applied to register any material Intellectual Property with the U.S. government, any foreign government or any agency or department thereof, or (y) acquired any interest in real property (including leasehold interests in real property), a certificate of a Responsible Officer describing such Intellectual Property and/or such real property in such detail as Agent shall reasonably require;

(k)           copies of any reports or notices of non-payment of any material taxes received by any Credit Party from any Federal, state or local governmental agency or body;

(l)            within thirty (30) days following the first day of each Fiscal Year, Borrower’s annual operating plans, operating and capital expenditure budgets, and financial forecasts, including consolidated and consolidating statements of operations, consolidated stockholders’ equity and consolidated cash flows, each for such Fiscal Year and the two (2) subsequent Fiscal Years presented on a monthly basis for such Fiscal Year and annually for such two (2) subsequent Fiscal Years, all of which shall be in a format reasonably consistent with projections, budgets and forecasts theretofore provided to the Lenders, and promptly following the preparation thereof, formal updates to any of the foregoing from time to time prepared by management of Borrower;

(m)          (i) in the event the amount of Loan Outstandings is greater than zero ($0), within thirty (30) days after the last day of each fiscal quarter, (ii) in the event the most recent financial statements delivered pursuant to subsection 4.1(a) indicate the amount of Loans Outstanding may exceed the Loan Limit and (iii) if an Event of Default has occurred and is continuing, within thirty (30) days after the last day of each calendar month, a Borrowing Base Certificate as of the last day of the month most recently ended;

(n)           if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current fair market values of all or any portion of the real estate owned by Borrower or any Subsidiaries.  In addition to the foregoing, from time to time, upon the occurrence of an Event of Default, Agent may require Borrower to obtain and deliver to Agent appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the real estate and personal property owned by Borrower or any Subsidiaries;

(o)           with reasonable promptness, such other information and data with respect to any Credit Party as from time to time may be reasonably requested by Agent or any Lender;

(p)           Borrower will permit, and will cause each Subsidiary to permit, at the sole cost of Borrower or any applicable Subsidiary, representatives of Agent and of any Lender (but at such Lender’s expense unless such visit or inspection is made concurrently with Agent) to visit and inspect once per calendar year, in connection with the Lender’s meeting described in Section 4.18, upon commercially reasonable prior written notice, during normal business hours and, absent the existence of an Event of Default, under the guidance of officers of Borrower or such Subsidiary, any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to discuss their respective affairs, finances and accounts with their respective officers, general managers, key employees and independent public accountants and, if an Event of Default has occurred and is continuing, to conduct an analysis of their respective Inventory and Accounts; provided, however, if an Event of Default has occurred and is continuing, such visits and inspections may be conducted as often as may reasonably be desired by Agent or any Lender and no notice to Borrower or any applicable Subsidiary of such exercise shall be required; and

(q)           In the event of any issuance of capital stock of or other equity interests in Borrower which will or would reasonably be expected to constitute an issuance of capital stock or other equity interests representing more than five percent (5%) of the then-outstanding capital stock of and other equity interests in Borrower, Borrower shall give written notice thereof to Agent prior to such issuance.

Section 4.2            Payment and Performance of Obligations.  Borrower: (i) will pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all of their respective obligations and liabilities, including tax liabilities, except: (x) where the same may be the subject of a Permitted Contest and (y) for such obligations and/or liabilities the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect, (ii) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities and (iii) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3            Maintenance of Existence.  Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided, however, nothing in this Section 4.3 shall prevent the: (i) sales of assets and other transactions by the Borrower or its Subsidiaries which are undertaken in accordance with Section 5.6 or (ii) withdrawal by the Borrower or any of its

Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.4            Maintenance of Property; Insurance.

(a)                           Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted, other than as would not reasonably be expected to have a Material Adverse Effect.

(b)                           Borrower will maintain, and will cause each Subsidiary to maintain with financially sound and reputable insurance companies insurance on all such property and against such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Borrower or any of its Subsidiaries operates; provided, such insurance shall at all times be substantially of the same or higher amounts and same or better quality as the insurance maintained by Borrower and its Subsidiaries as of the Closing Date and as reviewed on or prior to the Closing Date by Agent, as such amounts may be increased from time to time in relation to increases in size of Borrower and its Subsidiaries.

(c)                           On or prior to the Closing Date, Borrower will cause Agent to be named as an additional insured, assignee and loss payee, as applicable, on each insurance policy required to be maintained pursuant to this Section 4.4 pursuant to endorsements in form and content reasonably acceptable to Agent.  Borrower will deliver to Agent: (i) on the Closing Date, a certificate from Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith endeavor give prior written notice thereof to each additional insured and loss payee (and will give such notice to the Credit Party insured thereunder) and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by each Credit Party which is either insured or the loss payee thereunder of written notice thereof, (ii) upon the reasonable request of any Lender through Agent from time to time information as to the insurance carried, (iii) within five (5) Business Days of receipt of notice from any insurer, a copy of any notice of cancellation, reduction in amount, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) forthwith, notice of any cancellation or nonrenewal of coverage by Borrower.

(d)                           In the event Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase such insurance at Borrower’s expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect Borrower’s interests.  The coverage purchased by Agent may not pay any claim made by Borrower or any claim that is made against Borrower in connection with the Collateral.  Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrower has obtained insurance as required by this Agreement.  If Agent purchases insurance as provided above, Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.  The costs of the insurance may be more than the cost of insurance Borrower is able to obtain on its own.

Section 4.5            Compliance with Laws.  Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including Environmental Laws and ERISA and the rules and regulations thereunder), except for such laws, ordinances, rules, regulations and requirements the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 4.6            Reserved.

Section 4.7            Use of Proceeds.  The proceeds of Loans shall be used by Borrower solely for: (i) working capital and general corporate purposes of Borrower, its Domestic Subsidiaries and its Foreign Subsidiaries which have entered into and delivered any Financing Documents required to be delivered hereunder and (ii) Permitted Acquisitions.

Section 4.8            Lenders’ Meetings.  Within one hundred twenty (120) days after the end of each Fiscal Year and, if an Event of Default has occurred and is continuing, on such date as is and at such times as are reasonably requested by Agent, Borrower will conduct a meeting of Agent and the Lenders to discuss such Fiscal Year’s (or other applicable period’s) results and the financial condition of Borrower and the Subsidiaries at which shall be present a Responsible Officer and such officers of the Credit Parties as may be reasonably requested to attend by Agent or any Lender, such request or requests to be made within a reasonable time prior to the scheduled date of such meeting.  Such meetings shall be held at a time and place convenient to the Lenders and to Borrower; provided, however, Borrower and the Lenders hereby agree the chief executive office of Borrower shall constitute such a convenient place.

Section 4.9            Reserved.

Section 4.10         Reserved.

Section 4.11         Bank, Investment and Other, Similar Accounts.  Borrower will cause Control Agreements to be in place with respect to each bank, investment and other, similar accounts of Borrower and its Domestic Subsidiaries no later than December 16, 2004.

Section 4.12         Further Assurances.  Borrower will, and will cause each Subsidiary to, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated hereby and thereby, including all such actions to Guarantee the Obligations and create, establish, preserve, protect and perfect Liens on the capital stock of or other equity securities in, and any and all assets of such Persons (other than Excluded Collateral), in each case, to the extent and in the manner provided for in the applicable Security Documents in favor of Agent for the benefit of the Lenders (including the property of such Persons acquired after the date hereof), including on the capital stock of or other equity securities in and any and all assets of each Credit Party (other than Excluded Collateral), other than Subsidiaries which are “controlled foreign corporations,” within the meaning of Section 957 of the Code, or which hold stock of or other equity interests in a “controlled foreign corporation” (in which case, with respect to such “controlled foreign corporation,” Agent and the Lenders shall be entitled to a pledge of sixty five percent (65%) of the issued and outstanding capital stock of or other equity interests in such Person); provided, however, if such “controlled foreign corporation” may guaranty the Obligations or if the assets, capital stock or other equity securities of such “controlled foreign corporation” may serve, directly or indirectly, as security for the performance of an obligation of a United States Person without causing all or any portion of the undistributed earnings of such “controlled foreign corporation” to be treated as a deemed inclusion to such “controlled foreign corporation’s” United States parent for federal income tax purposes or otherwise having any adverse effect on Borrower or any of its Subsidiaries with respect to taxes (because a change has become effective in the relevant sections of the Code or the treasury regulations thereunder after the Closing Date), Borrower shall (or shall cause each such “controlled foreign corporation” to, as applicable) guaranty the Obligations and establish, preserve, protect and perfect Liens in favor of Agent for the benefit of the Lenders on one hundred percent (100%) of the capital stock of or other equity securities in and any and all assets of each such “controlled foreign corporation,”  in each case whether now owned or hereafter acquired.

Section 4.13         New Leases; Certain New Subsidiaries.

(a)           Borrower shall, and shall cause each of its Subsidiaries to, in connection with the negotiation of any new real property leases to which any of them may become a party, undertake efforts to negotiate leases which: (i) constitute Unrestricted Leases, (ii) do not require that leasehold improvements become the property of landlord upon the installation of such improvements or any other time prior to the expiration of the lease term, and (iii) do not contain a negative pledge clause with respect the assets of tenant, including any leasehold improvements.  Promptly upon the execution of any new real property lease by Borrower or any of its Subsidiaries, Borrower shall, or shall cause the relevant Subsidiary to, deliver a copy of such real property lease to Agent, certified by a Responsible Officer as being a true, correct and complete copy thereof.

(b)           Of all new fitness clubs which are opened by Borrower or any of its Subsidiaries, the Borrower’s beneficial interest in the capital stock of Subsidiaries which are parties to Unrestricted Leases shall be owned by Intermediate Holdco.

ARTICLE V
NEGATIVE COVENANTS

Borrower agrees that, so long as any Credit Exposure exists:

Section 5.1            Debt.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, or any contingent obligations which would be Debt hereunder if they were non-contingent, except for:

(a)           (i) Debt, Letter of Credit Liabilities and liabilities and obligations arising from Cash-Collateralized Letters of Credit under the Financing Documents; and (ii) to the extent they are fully cash collateralized in a manner satisfactory to Agent, letters of credit which are not issued under or pursuant to this Agreement or any of the other Financing Documents with an aggregate face amount not greater than $12,500,000 at any time;

(b)           Debt or such contingent obligations outstanding on the date of this Agreement as set forth in the Information Certificate;

(c)           Unsecured Notes Debt;

(d)           Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases), in an aggregate principal amount at any time outstanding not greater than $10,000,000;

(e)           (1) intercompany Debt arising from loans or advances made (or other forms of Debt) between and among Borrower and its Domestic Subsidiaries which are Guarantors, and (2) intercompany Debt arising from loans or advances made (or other forms of Debt) by and among Borrower and its wholly-owned Foreign Subsidiaries; provided, no such loans or advances made (or other forms of Debt) by Borrower to any such wholly-owned Foreign Subsidiary may be made if the Foreign Subsidiary Advance Amount exceeds $15,000,000 or would exceed $15,000,000 by the making of any such loan; provided, in the case of clause (2) above, all such loans by Borrower shall be evidenced by promissory notes, the sole originally executed counterparts of which shall be pledged and delivered by Borrower to Agent, for the benefit of Agent and Lenders, as security for the Obligations; provided, further, in the case of clauses (1) and (2) above, upon the request of Agent at any time when an Event of Default has occurred and is continuing, all such intercompany Debt (and, with respect to obligations of any “controlled foreign corporation” within the meaning of Section 957 of the Code, only to the extent that the Borrower has, in good faith, determined that there is no risk of adverse tax consequences) shall be evidenced by promissory notes, the sole originally executed counterparts of which shall be pledged and delivered to Agent, for the benefit of Agent and Lenders, as security for the Obligations;

(f)            Debt of Borrower or any Subsidiary under Interest Rate Protection Agreements entered into with respect to Debt permitted under this Section 5.1 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(g)           Debt consisting of guaranties and keep-well arrangements by Borrower and its Subsidiaries of each other’s Debt (other than Debt of Borrower permitted under subsections 5.1(j)), lease obligations and construction obligations otherwise permitted under this Agreement;

(h)           Debt of a Domestic Subsidiary acquired pursuant to a Permitted Acquisition (or Debt assumed at the time of a Permitted Acquisition of an asset securing such Debt), provided: (w) such Debt was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, (x) such Debt does not constitute debt for borrowed money, it being understood and agreed that Capital Lease and purchase money Debt shall not constitute debt for borrowed money for purposes of this clause (x), (y) at the time of such Permitted Acquisition, such Debt does not exceed twenty percent (20%) of the total value of the assets of the Domestic Subsidiary so acquired, or of the asset so acquired, as the case may be, and (z) the aggregate principal amount of all Debt permitted by this clause (h) shall not exceed $5,000,000 at any one time outstanding;

(i)            Seller Subordinated Debt issued by Borrower to a seller as consideration for a Permitted Acquisition effected in accordance with Section 5.7 in an aggregate principal amount not to exceed $2,500,000 (as such $2,500,000 principal amount may be increased through the issuance of additional Seller Subordinated Debt or through the capitalization of regularly accrued unpaid interest in respect of regularly scheduled interest payments in accordance with the terms thereof) at any time outstanding;

(j)            Investor Subordinated Debt issued by Borrower to an Investor;

(k)           Debt borrowed from, held by or issued to landlords of real property leased by Subsidiaries which: (i) is incurred by such Subsidiary in connection with the terms of its lease with such landlord, (ii) is either unsecured or secured only by the assets of such Subsidiary which are located at the property subject to such lease and (iii) does not exceed $5,000,000 in the aggregate; and

(l)            to the extent they comply with the terms of clause (12) of Annex C hereto, “earnouts” issued by Borrower or any other Credit Party in connection with a Permitted Acquisition;

(m)          contingent obligations which would be Debt hereunder if they were non-contingent and which:

(1)           result from endorsements for collection or deposit in the ordinary course of business;

(2)           are incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds and other similar obligations which do not exceed $500,000 in the aggregate at any time outstanding;

(3)           arise with respect to customary indemnification obligations in favor of purchasers, and customary purchase price adjustment obligations in favor of purchasers, in each case in connection with dispositions otherwise permitted under Section 5.6; or

(4)           arise with respect to customary indemnification obligations in favor of sellers, and customary purchase price adjustment obligations in favor of sellers, in each case in connection with Permitted Acquisitions; and

(n)           unsecured Debt not described in clauses (a) through (m) above, not to exceed $2,000,000 in the aggregate at any time outstanding.

Section 5.2            Liens.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)           Liens created by the Security Documents;

(b)           Liens existing on the date of this Agreement as set forth in the Information Certificate together with any applicable UCC continuation statements;

(c)           any Lien on any asset securing purchase money Debt (including through Capital Leases) permitted under subsection 5.1(d) incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided, such Lien attaches to such asset concurrently with or within ninety (90) days after the acquisition thereof;

(d)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e)           Liens arising in the ordinary course of business: (i) in favor of carriers, warehousemen, mechanics and materialmen, and other similar Liens imposed by law and (ii) in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations for sums not overdue or the subject of a Permitted Contest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(f)            attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $1,000,000 in the aggregate arising in connection with court proceedings; provided, the execution or other enforcement of such Liens and the claims secured thereby are the subject of a Permitted Contest;

(g)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;

(h)           licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of Borrower or any Subsidiary;

(i)            statutory and common law and landlords’ liens under leases to which Borrower or any of its Subsidiaries is a party;

(j)            Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided: (y) any Debt that is secured by such Liens is permitted to exist under Section 5.1, and (z) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Borrower or any Subsidiary;

(k)           Liens on Intellectual Property to the extent such Liens arise from the granting of licenses to use such Intellectual Property to any Person in the ordinary course of business of the Credit Parties in accordance with their past practices;

(l)            Liens on cash collateral which support letters of credit issued by Persons other than Agent or any Lender which are fully cash collateralized in a manner reasonably satisfactory to Agent and are not otherwise specifically prohibited hereunder; and

(m)          to the extent the same constitutes a Lien hereunder, any interest or title of a lessor under any lease of property to, or of any consignor of goods consigned to (including any such interest or title of any creditor of any such consignee in goods consigned to), Borrower or any Subsidiary, in each case so long as such Lien extends solely to the property the subject of such lease or consignment, as the case may be.

In connection with the granting of Liens of the type described in clauses (c), (g), (j) and (k) of this Section 5.1 by Borrower of any Subsidiary, Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

Section 5.3            Restricted Distributions.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Distribution; provided, the foregoing shall not restrict or prohibit wholly-owned Subsidiaries from making dividends or distributions and shall not restrict or prohibit:

(a)           repurchases of shares of (or options to purchase shares of) equity interests in Borrower or options therefor from former employees of Borrower or its Subsidiaries upon their death, disability, termination or retirement, so long as: (i) before and after giving effect to any such dividend or distribution for such purpose no Event of Default shall have occurred and be continuing and (ii) such repurchases or payments after the date hereof do not exceed $750,000 in any Fiscal Year and do not exceed $3,750,000 in the aggregate (plus the amount of cash proceeds received by Borrower under any “key-man” life insurance policy covering any such officer, director or employee the proceeds of which are used to make such Restricted Distributions);

(b)           dividends or distributions to the Holders at such times and in such amounts as are necessary to permit payment of taxes and administrative expenses (including without limitation the payment of reasonable director fees) payable by the

Holders, so long as before and after giving effect to any such dividend or distribution for such purpose, no Event of Default shall have occurred and be continuing; and

(c)           any non-wholly-owned Subsidiary of Borrower may pay cash Dividends to its shareholders generally so long as Borrower or its respective Subsidiary which owns the equity interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary).

Section 5.4            Restrictive Agreements.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly: (i) enter into or assume any agreement (other than the Operative Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; provided, the foregoing shall not apply to: (w) prohibitions imposed by law, (x) prohibitions created under the Equity Documents, (y) restrictions or conditions imposed by any agreement relating to secured Debt or Capital Leases otherwise permitted under this Agreement, if such restrictions or conditions apply solely to the property or assets securing such Debt or subject to such Capital Lease or (z) customary provisions in leases restricting assignment thereof, or (ii) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Unsecured Notes Debt Documents) on the ability of any Subsidiary to: (1) pay or make Restricted Distributions to Borrower or any other Subsidiary; (2) pay any Debt owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of: (u) applicable law, (v) this Agreement, the Equity Documents and the Operative Documents, (w) customary provisions establishing change of control triggers under or restricting subletting or assignment of any lease governing a leasehold interest of Borrower or any Subsidiary; provided, nothing in this clause (w) shall be deemed to limit or diminish the obligations of Borrower arising pursuant to subsection 4.14(b) hereof, (x) customary provisions restricting assignment of any licensing agreement (in which Borrower or any Subsidiary is the licensee) or other contract entered into by Borrower or any Subsidiary in the ordinary course of business, (y) restrictions on the transfer of any asset pending the close of the sale of such asset and (z) restrictions on the transfer of any asset subject to a Lien permitted by subsections 5.2(b), (c) or (j).

Section 5.5            Payments and Modifications of Unsecured Notes Debt; Warrant Documents.

(a)           Borrower will not, and will not permit any Subsidiary to, directly or indirectly: (i) amend or otherwise modify the terms of any Unsecured Notes Debt or any Unsecured Notes Debt Document if the effect of such amendment or modification is to: (v) increase the interest rate or fees on such the Unsecured Notes Debt; (w) change the dates upon which payments of principal or interest are due on, or the principal amount of, the Unsecured Notes Debt; (x) change any event of default or add or make more restrictive any covenant with respect to the Unsecured Notes Debt; (y) change the prepayment provisions of the Unsecured Notes Debt; or (z) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of the Unsecured Notes Debt in a manner adverse to Borrower, any Subsidiary, Agent or Lenders or (ii) if the amount of the Loans outstanding is greater than $0, declare, pay, make or set aside any amount for payment in respect of Unsecured Notes Debt, except for payments of principal and interest (excluding voluntary prepayments) in respect of such Unsecured Notes Debt which are required to be made pursuant to the terms of the Unsecured Notes Debt Documents.

(b)           Borrower will not, and will not permit any Subsidiary to, directly or indirectly, modify in a manner adverse to Agent or the Lenders any of the terms of that certain Senior Subordinated Note and Warrant Purchase Agreement dated as of December 15, 2000 by and among Borrower and each of the “Noteholders” party thereto, as amended by that certain Amendment No. 1 to Common Stock Purchase Warrant, Amendment No. 2 to Senior Subordinated Note and Warrant Purchase Agreement and Consent dated as of November 8, 2003.

Section 5.6            Consolidations, Mergers and Sales of Assets.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly: (i) consolidate or merge with or into any other Person, or (ii) sell, lease, license or otherwise transfer, directly or indirectly, any of its or their assets, other than:

(a)           sales of Inventory in the ordinary course of their respective businesses;

(b)           dispositions of cash and Cash Equivalents;

(c)           dispositions of obsolete, uneconomic or worn-out equipment and materials in the ordinary course of business;

(d)           disposition of equipment and other assets, if all of the following conditions are met: (i)  each such sale is in an arm’s-length transaction and Borrower or the respective Subsidiary receives at least fair market value (as determined in good faith by Borrower or such Subsidiary, as the case may be), (ii) the total consideration received by Borrower or such Subsidiary is at least seventy five percent (75%) cash and is paid at the time of the closing of such sale, (iii) the aggregate market value of assets sold or otherwise disposed of does not exceed $1,000,000 per year, (iv) the Net Cash Proceeds of such Asset Disposition are applied and/or reinvested as required by subsection 2.1(c), and (v) no Default or Event of Default then exists or would result from such Asset Disposition;

(e)           the abandonment, sale or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer of material economic value to the business of the Credit Parties taken as a whole;

(f)            each of Borrower and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(g)           each of Borrower and its Subsidiaries may grant leases, licenses, sublicenses or subleases to other Persons, none of which shall otherwise materially interfere with the conduct of the business of Borrower or any of its other fitness clubs or Subsidiaries, so long as no such grant otherwise limits or prohibits Agent’s security interest in the assets or property subject thereto;

(h)           any Subsidiary of Borrower may transfer assets to Borrower or to any wholly-owned Domestic Subsidiary of Borrower which is a Guarantor and all of whose capital stock and other equity interests have been pledged to Agent for the benefit of the Lenders pursuant to the Security Documents, so long as the security interests granted to Agent for the benefit of the Lenders pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer);

(i)            any Subsidiary of Borrower may merge with and into, or be dissolved or liquidated into, any wholly-owned Domestic Subsidiary of Borrower which is a Guarantor and all of whose capital stock and other equity interests have been pledged to Agent for the benefit of the Lenders pursuant to the Security Documents, so long as: (i) the wholly-owned Domestic Subsidiary which is a Guarantor and whose capital stock or other equity interests have been pledged is the surviving corporation of any such merger, dissolution or liquidation and (ii) both the security interests granted to the Agent for the benefit of the Lenders pursuant to the Security Documents in the assets of such Subsidiary and the pledge interests granted to the Agent for the benefit of the Lenders pursuant to the Security Documents in the capital stock of or other equity interests in such Subsidiary shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation); and

(j)            Permitted Acquisitions may be made to the extent otherwise permitted by Section 5.7

To the extent the Required Lenders or all of the Lenders, as the case may be, waive the provisions of this Section 5.6 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.6 (other than to Borrower or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Notwithstanding anything contained in this Agreement or in any of the other Financing Documents to the contrary, Borrower and its Subsidiaries may sell or close fitness clubs in their reasonable business judgment, so long as: (i) no Event of Default of the type described in subsections 8.1(a), 8.1(b) (arising with respect to the failure of Borrower to satisfy certain of its covenants and agreements made under Article VI or the occurrence of any “Mandatory Redemption Event” described in the “Certificate of Designation” creating the Preferred Stock while any such Preferred Stock has been issued or is otherwise outstanding), 8.1(f) or 8.1(g) is then continuing or would result therefrom, and (ii) Borrower has not failed to satisfy any of its covenants or other agreements made in subsections 4.1(a), (b), (c), (g)(i), (g)(iii), (l) or (m) (and such failure has continued for a period of forty five (45) days).

Section 5.7            Permitted Acquisitions, Investments.  Except as otherwise specifically permitted herein, Borrower will not, and will not permit any Subsidiary to, directly or indirectly acquire any assets other than in the ordinary course of business.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, lend money or credit or make advances or Guarantees to or time deposits with any Person, or purchase, hold or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:

(a)           Investments set forth on the Information Certificate;

(b)           Investments in cash or Cash Equivalents;

(c)           Investments in Subsidiaries, so long as: (i) Borrower has pledged to Agent such amount of the outstanding capital stock or other equity interests of any such Subsidiary as may be required to be pledged pursuant to the terms of Section 4.12, and (ii) to the extent (and only to the extent) required by the terms of Section 4.12, such Subsidiary has Guaranteed the Obligations and secured such Guarantee by granting in favor of Agent, for its benefit and the benefit of the Lenders, a Lien on all or substantially all of the assets of such Subsidiary which constitute personal property (other than Excluded Collateral);

(d)           bank deposits established in accordance with Section 5.13;

(e)           Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

(f)            loans to officers and employees of Domestic Subsidiaries and Foreign Subsidiaries in an aggregate principal amount not to exceed $750,000 at any time outstanding;

(g)           Borrower may acquire and hold obligations of one (1) or more officers, directors or other employees of Borrower or any Subsidiary in connection with such officers’, directors’ or employees’ acquisition of shares of capital stock of Borrower so long as no cash is paid by Borrower or any Subsidiary to such officers, directors or employees in connection with the acquisition of any such obligations;

(h)           Borrower may enter into Interest Rate Protection Agreements to the extent otherwise permitted by Section 5.1;

(i)            Borrower and its Subsidiaries may acquire and hold promissory notes and other non-cash consideration issued by the purchaser of assets in connection with a sale of such assets to the extent permitted by Section 5.6 so long as such notes and other non-cash consideration are pledged to Agent for the benefit of the Lenders;

(j)            Borrower and its Subsidiaries may make intercompany loans and advances between or among one another to the extent expressly permitted in Section 5.1;

(k)           to the extent otherwise permitted by Section 5.1, guaranties, keep-well arrangements and reimbursement obligations; and

(l)            so long as no Default or Event of Default then exists or would result therefrom, Borrower and its Subsidiaries may make Investments not otherwise permitted by clauses (a) through (k) of this Section 5.7 in an aggregate amount not to exceed $500,000 in any Fiscal Year of Borrower.

Without limiting the generality of the foregoing, Borrower will not, and will not permit any Subsidiary to:

(i)            acquire or create any Subsidiary; or

(ii)           engage in any joint venture or partnership with any other Person, provided, Borrower and its wholly-owned Subsidiaries shall be permitted to:

(A)          enter into Permitted Acquisitions,

(B)          establish, create and, to the extent permitted by this Agreement, acquire wholly-owned Subsidiaries so long as (1) all of the equity interests of each such new wholly-owned Subsidiary are pledged pursuant to a pledge agreement which is substantially in the form of the “Pledge Agreement” entered into by Borrower and Agent on the date hereof or otherwise in form and substance reasonably satisfactory to Agent (provided that Borrower and its wholly-owned Subsidiaries shall only pledge equity interests of any “foreign controlled corporation” within the meaning of Section 957 of the Code to the extent provided in Section 4.12), (2) each such new wholly-owned Domestic Subsidiary executes a counterpart of the Security Documents, granting and perfecting a Lien on all or substantially all of the assets of such Subsidiary which constitute personal property (other than Excluded Collateral), and (3) each such new wholly-owned Domestic Subsidiary (and, to the extent required by Section 4.12, each such new wholly-owned Foreign Subsidiary), to the extent requested by the Agent or the Required Lenders, takes all other actions required pursuant to the Security Documents or Section 4.12, including, without limitation, a Guarantee of the Obligations; and

(C)          establish, create and acquire equity interests in non-wholly-owned Subsidiaries, in each case to the extent otherwise permitted by Section 5.7 and the definition of “Permitted Acquisition,” so long as: (1) all of the equity interests of each such Subsidiary owned by Borrower and each other Credit Party are pledged pursuant to a pledge agreement which is form and substance reasonably satisfactory to Agent (provided that Borrower and its wholly-owned Subsidiaries shall only pledge equity interests of any “foreign controlled corporation” within the meaning of

Section 957 of the Code to the extent provided in Section 4.12), (2) each such new wholly-owned Domestic Subsidiary executes a counterpart of the Security Documents, granting and perfecting a Lien on all or substantially all of the assets of such Subsidiary pursuant to Section 4.12, (3) each such Subsidiary (and, to the extent required by the Security Documents or Section 4.12, each such Foreign Subsidiary), to the extent requested by the Agent or the Required Lenders, takes all other actions required pursuant to the Security Documents or Section 4.12, including, without limitation, a Guarantee of the Obligations, (4) Borrower or such Subsidiary owns the majority of equity interests of such non-wholly-owned Subsidiary and retains “control” thereof (as such term is defined in the definition of “Affiliate”) and (5) the aggregate amount invested by Borrower and its Subsidiaries in connection with all such non-wholly-owned Subsidiaries does not exceed $10,000,000.

All new Subsidiaries shall execute and deliver, or cause to be executed and delivered, agreements, officer’s certificates, instruments and other relevant documentation of the type described in and contemplated by Section 4.12.  Foreign Subsidiaries shall be deemed to be “wholly-owned” Subsidiaries of another Person if all of their shares or other equity interests are owned or otherwise held by such other Person, other than directors’ qualifying shares or other, nominal shares or equity interests issued to other Persons, in each case for the purpose of local requirements of law.

Section 5.8            Transactions with Affiliates.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower except:

(a)           as otherwise specifically permitted by Section 5.12;

(b)           as otherwise disclosed in the Information Certificate;

(c)           for transactions that are disclosed to Agent in writing in advance of being entered into and which contain terms that are no less favorable to Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party;

(d)           Borrower or any Subsidiary of Borrower may enter into customary indemnification and contribution agreements in favor of the Sponsors, their Affiliates and each person who becomes a director, officer, agent or employee of Borrower or any of its Subsidiaries, in respect of liabilities: (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws in connection with any offering of securities by Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of Borrower or any of its Subsidiaries, predecessors or successors, (C) arising out of the performance by the Sponsors of management consulting or financial advisory services provided to Borrower or any of its Subsidiaries, (D) arising out of the fact that any indemnitee was or is a director, officer, agent or employee of Borrower or any of its Subsidiaries, or is or was serving at the request of any such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or enterprise or (E) to the fullest extent permitted by Delaware or other applicable state law, out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of Borrower or any of its Subsidiaries, provided that any such indemnity or contribution arrangements in favor of the Investors and their Affiliates (other than those arising under Delaware or other applicable state law) shall be pursuant to one or more Management Agreements;

(e)           dividends may be paid to the extent otherwise specifically permitted by Section 5.3;

(f)            loans may be made and other transactions may be entered into by Borrower and its Subsidiaries to the extent not otherwise prohibited by the terms of this Agreement;

(g)           customary director fees in an aggregate amount not to exceed $100,000 per annum, together with customary expenses,  may be paid to non-officer directors of Borrower and its Subsidiaries; provided, however, reasonable and customary fees equivalent to those paid to outside, independent, non-Affiliate directors of similarly situated companies may be paid to outside, independent, non-Affilate directors of Borrower; and

(h)           Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of Borrower and its Subsidiaries in the ordinary course of business and in substantial accordance with past practices;

(i)            Borrower or any Subsidiary of Borrower may enter into any transaction that is between Borrower or any such Subsidiary and any Affiliate of Borrower that is primarily engaged in a business related to any business of Borrower or any of its Subsidiaries so long as each such transaction is approved in good faith by a majority of the independent directors of Borrower as being on terms that are at least as favorable to Borrower or such Subsidiary, as the case may be, as those that might be obtained at the time from Persons who are not Affiliates and is otherwise permitted pursuant to the terms of this Agreement;

(j)            Borrower or any Subsidiary of Borrower may enter into any transaction with any Affiliate of Borrower that is also a customer, client, supplier or purchaser or seller of goods or services of or to Borrower or any of its Subsidiaries, in each case so long as each such transaction is in the ordinary course of business, is approved in good faith by the senior management of Borrower as being on terms that are at least as favorable to Borrower or such Subsidiary as those that might be obtained at the time from Persons who are not Affiliates and is otherwise permitted pursuant to the terms of this Agreement; and

(k)           to the extent otherwise allowed pursuant to this Agreement and in any event other than equity that would not otherwise be permitted under Section 5.1, Borrower may issue equity in any form whatsoever.

For purposes of this Section 5.8: (A) any transaction with any Affiliate shall be deemed to have satisfied the standards set forth in clauses (i) and (j) above if: (i) such transaction is approved by a majority of the Disinterested Directors of the board of directors of Borrower or such Subsidiary, or (ii) in the event that at the time of any such transaction, there are no Disinterested Directors serving on the board of directors of Borrower or such Subsidiary, such transaction shall be approved by a nationally recognized expert with expertise in appraising the terms and conditions of the type of transaction for which approval is required, and (B) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction or any other transaction which is part of a series of transactions that includes such transaction in question.

Section 5.9            Modification of Organizational Documents.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly amend or otherwise modify any Organizational Documents of such Person, except for: (i) such amendments or other modifications required by law which are fully disclosed to Agent in writing no later than concurrently upon their effectiveness and (ii) such amendments or other modifications that would not reasonably be expected to be adverse to the interests of Agent or the Lenders in any material respect or adversely effect the Collateral or the Liens of Agent and the Lenders therein.

Section 5.10         Fiscal Year.  Borrower will not, and will not permit any Subsidiary to, change its Fiscal Year.

Section 5.11         Conduct of Business.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related thereto.

Section 5.12         Investor Fees.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay or become obligated to pay any management, consulting or similar advisory fees or other amounts to or for the account of any Investor or any Affiliate of such Investor except an aggregate amount which does not exceed $1,200,000 in any Fiscal Year, so long as: (i) no Event of Default of the type described in subsections 8.1(a), 8.1(b)(ii) (arising with respect to the failure of Borrower to satisfy certain of its covenants and agreements made under Article VI or the occurrence of any “Mandatory Redemption Event” described in the “Certificate of Designation” creating the Preferred Stock while any such Preferred Stock is outstanding), 8.1(f) or 8.1(g) is then continuing or would result therefrom, and (ii) Borrower has not failed to satisfy any of its covenants or other agreements made in subsections 4.1(a), (b), (c), (g)(i), (g)(iii), (l) or (m) (and such failure has continued for a period of forty five (45) days).

Section 5.13         Bank Accounts.  Borrower will not, and will not permit any Subsidiary to, directly or indirectly, establish any new bank account without prior written notice to Agent and unless Agent, Borrower or such Subsidiary and the bank at which the account is to be opened enter into a Control Agreement regarding such bank account; provided, however, with respect to new bank accounts of Foreign Subsidiaries (in the event the provisions of Section 4.12 do not require the grant of a security interest therein), Borrower shall only be required to promptly provide Agent with descriptions of such new bank accounts in a manner consistent with that included in the Information Certificate.

ARTICLE VI
FINANCIAL COVENANTS

Borrower agrees that, so long as: (i) any Credit Exposure exists and (ii) the amount of Loans Outstanding (exclusive of amounts available for drawing under outstanding Letters of Credit) is greater than zero ($0):

Section 6.1            Capital Expenditures.  Borrower will not permit the aggregate amount of Capital Expenditures for any Fiscal Year to exceed the sum of: (i) for the Fiscal Year ending December 31, 2003, $40,000,000 or (ii) for any Fiscal Year ending thereafter, $60,000,000.  If Borrower does not utilize the entire amount of Capital Expenditures permitted in any period set forth above, Borrower may carry forward to the immediately succeeding period only: (i) one hundred percent (100%) of such unutilized amount up to an aggregate amount of $15,000,000 and (ii) fifty percent (50%) of the unutilized amount in excess of $15,000,000 (in each case with Capital Expenditures made by Borrower in such succeeding period applied last to such carried forward amount).

Section 6.2            Interest Coverage Ratio.  Borrower will not permit the Interest Coverage Ratio as of the last day of each fiscal quarter ending during the periods set forth below to be less than the ratio set forth below for such period:

Period	Ratio
Closing Date through December 31, 2004	1.55
January 1, 2005 through December 31, 2005	2.05
January 1, 2006 through December 31, 2006	2.55
January 1, 2007 and thereafter	3.10

Section 6.3            Total Debt to EBITDA Ratio.  Borrower will not permit the ratio of: (i) Total Debt on any date set forth below to (ii) EBITDA for the twelve (12) month period ending on such date (or, if any portion of such period precedes the Closing Date, for the period commencing on the Closing Date and ending on such date, expressed on an annualized basis) to exceed the ratio set forth below opposite such date:

Date	Ratio
December 31, 2003	5.50

March 31, 2004	5.50
June 30, 2004	5.25
September 30, 2004	5.25
December 31, 2004	5.00

Date	Ratio
March 31, 2005	4.50
June 30, 2005	4.50
September 30, 2005	4.50
December 31, 2005	4.50

March 31, 2006	3.75
June 30, 2006	3.75
September 30, 2006	3.75
December 31, 2006	3.75

March 31, 2007	3.25
June 30, 2007	3.25
September 30, 2007	3.25
December 31, 2007	3.25

March 31, 2008	3.00
June 30, 2008	3.00
September 30, 2008	3.00
December 31, 2008 and the last day of each fiscal quarter ending thereafter	3.00

Section 6.4            Senior Debt to EBITDA Ratio.  Borrower will not permit the ratio of: (i) Senior Debt as of the last day of any fiscal quarter to (ii) EBITDA for the twelve (12) month period ending on such date (or, if any portion of such period precedes the Closing Date, for the period commencing on the Closing Date and ending on such date, expressed on an annualized basis) to exceed 1.00.

ARTICLE VII
CONDITIONS

Section 7.1            Conditions to Closing; Conditions to Initial Loans.

(a)           Conditions to Closing.  The effectiveness of this Agreement shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the Closing Checklist, each in form and substance satisfactory to Agent, and to the consummation of the following conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(i)            evidence of the consummation of the transactions (other than the funding of any Loans) contemplated by the Operative Documents, including without limitation the issuance of debt contemplated by the Unsecured Notes Debt Documents;

(ii)           the payment by Borrower to each Lender its Pro Rata Share of a commitment fee in the aggregate amount of $562,500, which commitment fee shall be deemed to be fully-earned and non-refundable upon payment thereof;

(iii)         the satisfaction of Agent as to the absence, since December 31, 2002, of any material adverse change in any aspect of the business, operations, properties or condition (financial or otherwise) of Borrower, any Credit Party, or any event or condition which would reasonably be expected to result in such a material adverse change;

(iv)          the payment of all other fees, expenses and other amounts due and payable under each Financing Document; and

(v)            receipt by Agent of such other documents, instruments and/or agreements as Agent may reasonably request.

Promptly upon the effectiveness of the Agreement, the Agent shall notify Borrower and the Lenders thereof, and such notice shall be conclusive and binding on all parties hereto.

(b)           Conditions to Initial Loans.  The obligation of each Lender to make any initial Loans (other than the issuance of Letters of Credit which are fully cash collateralized by Borrower with Agent in a restricted account; Letters of Credit which are fully cash collateralized in such a manner may be issued in accordance with the terms of this Agreement and the other Financing Documents upon satisfaction of the conditions precedent set forth in subsection 7.1(a)) and of Agent to issue any Support Agreements hereunder shall be subject to the effectiveness of this Agreement, and to the satisfaction of the following additional conditions precedent, each to the satisfaction of Agent and Lenders in their sole discretion:

(i)            receipt by Agent of a duly executed Compliance Certificate which evidences that: (i) Borrower is in compliance on a pro forma basis with the covenants set forth in Article VI recomputed for the most recently ended month for which information is available, (ii) no Default or Event of Default has occurred and is continuing and (iii) Borrower has not defaulted in its agreements or covenants made in subsections 4.1(a), (b), (c), (g)(iii), (l) or (m); and

(ii)           receipt by Agent of a duly executed Borrowing Base Certificate;

(iii)         the existence of Control Agreements with respect to all bank accounts of Borrower and its Domestic Subsidiaries for a period of not less than ninety one (91) consecutive days preceding the proposed date of such requested initial Loan; and

(iv)          receipt by Agent of a certificate issued by a Responsible Officer of Borrower to Agent and the Lenders which certifies that Borrower has (or will have, after giving pro forma effect to the transactions contemplated with respect to and occurring concurrently with the making of such Loan) less than $5,000,000 of available (unrestricted) cash on its balance sheet; and

(v)            receipt by Agent of all items described under and in the matter set forth in that certain post-closing letter agreement dated as of the Closing Date by and among Borrower, Agent and each Lender;

provided, however, Letters of Credit (whether Cash-Collateralized Letters of Credit or otherwise) may be issued under this Agreement and the other, applicable Financing Documents if all conditions thereto other than clause (iv) above have been satisfied.

Section 7.2            Conditions to Each Loan and Support Agreement.  The obligation of the Lenders to make a Loan or of Agent to issue any Support Agreement (including on the Closing Date) is subject to the satisfaction of the following additional conditions:

(a)           in the case of a Borrowing, receipt by Agent of a Notice of Borrowing in accordance with subsection 2.1(b) and in the case of any Support Agreement, receipt by Agent of a Notice of LC Credit Event in accordance with subsection 2.4(a);

(b)           the fact that, immediately after such Borrowing and after application of the proceeds thereof or after such issuance, the Loan Outstandings will not exceed the Loan Limit;

(c)           the fact that, immediately before and after such Borrowing or issuance, no Default or Event of Default shall have occurred and be continuing and Borrower shall not have defaulted in any of its agreements or covenants made in subsections 4.1(a), (b), (c), (g)(iii), (l) or (m);

(d)           the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance, except to the extent that any such representation or warranty relates to a specific date in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; and

(e)           to the extent no Borrowing Base Certificate was received for the last day of the immediately preceding fiscal quarter due to the fact the amount of Loan Outstandings was equal to zero ($0) at such time, receipt by Agent of a duly executed Borrowing Base Certificate as of that date.

Each Borrowing, each giving of a Notice of LC Credit Event hereunder and each giving of a Notice of Borrowing hereunder shall be deemed to be a representation and warranty by Borrower on the date of such borrowing or notice as to the facts specified in subsections 7.2(b), 7.2(c) and 7.2(d).

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.1            Events of Default.  For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a)           Borrower shall: (i) fail to pay when due any principal or (ii) fail to pay any interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and, solely with respect to this clause (ii), such failure to pay shall remain unremedied for three (3) or more Business Days;

(b)           Borrower shall fail to observe or perform any covenant contained in: (i)   subsections 4.1(a), (b), (c), (g)(iii), (l) or (m) and such default is not remedied or waived within thirty (30) days or (ii) subsection 4.1(g)(i), Sections 4.7, 4.11, 4.13 or 4.14, Articles V or VI or the occurrence of any “Mandatory Redemption Event” described in the “Certificate of Designation” creating the Preferred Stock;

(c)           any Credit Party defaults in the performance of or compliance with any term contained in this Agreement, in any other Financing Document or in any document, agreement or instrument entered into in connection with Ancillary Services (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified or which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of: (1) receipt by Borrower of notice from Agent or Required Lenders of such default or (2) actual knowledge of Borrower or any other Credit Party of such default;

(d)           any representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(e)           (1) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders thereof to cause, Debt having an aggregate principal amount in excess of $1,000,000 to become or be declared due prior to its stated maturity, or (2) the occurrence of an “Event of Default” under the Unsecured Notes Indenture;

(f)            any Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)           an involuntary case or other proceeding shall be commenced against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against any Credit Party under the federal bankruptcy laws as now or hereafter in effect;

(h)           (1) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or would reasonably be expected to incur a liability or obligation to such Pension Plan, in excess of $1,000,000 (2) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA, or (3) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the aggregate withdrawal liability (without unaccrued interest) to all Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $1,000,000;

(i)            one (1) or more judgments or orders for the payment of money aggregating in excess of $1,000,000 shall be rendered against any or all Credit Parties and such judgments or orders shall continue unsatisfied and unstayed for a period of thirty (30) days;

(j)            (1) the Investors shall collectively cease to, directly or indirectly, own and control at least: (A) that percentage of the outstanding voting equity interests of Borrower necessary at all times to elect a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower, or (B) a majority of the economic and voting interest in Borrower, (2) Borrower shall cease to, directly or indirectly, own and control: (A) one hundred percent (100%) of each class of the outstanding equity interests of each Subsidiary owned by it or its Subsidiaries on the Closing Date, or (B) with respect to Subsidiaries of Borrower whose equity securities were acquired by Borrower or any Subsidiary after the Closing Date, Borrower or such applicable, acquiring Subsidiary shall cease to, directly or indirectly, own and control at least a majority of the outstanding voting equity interests of acquired Subsidiary necessary at all times to elect a majority of the board of directors (or similar governing body) of such acquired Subsidiary and to direct the management policies and decisions of such acquired Subsidiary,  or (3) any “Change of Control” occurs under any Unsecured Notes Debt Document (as defined thereunder);

(k)           any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on any of the Collateral purported to be secured thereby (other than an immaterial portion of the Collateral), subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert in writing; or

(l)            any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any Credit Party thereto, or any such Credit Party shall so assert in writing.

Section 8.2            Acceleration and Suspension or Termination of Loan Commitment.  Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders: (i) by notice to Borrower suspend or terminate the Loan Commitment, in whole or in part (and, if in part, such reduction shall be pro rata among the Lenders having a Commitment to make Loans) and/or (ii) by notice to the Borrower declare the Obligations (other than any Ancillary Services) to be, and the Obligations (other than any Ancillary Services) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same; provided, in the case of any of the Events of Default specified in subsection 8.1(f) or 8.1(g) above, without any notice to Borrower or any other act by Agent or the Lenders, the Loan Commitment shall thereupon terminate and all of the Obligations (other than any Ancillary Services) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower and Borrower will pay the same.

Section 8.3            Cash Collateral.  If: (i) any Event of Default specified in subsection 8.1(f) or 8.1(g) shall occur, (ii) the Obligations shall have otherwise been accelerated pursuant to Section 8.2 or (iii) the Loan Commitment shall have been terminated pursuant to Section 8.2, then without any request or the taking of any other action by Agent or the Lenders, Borrower shall immediately comply with the provisions of subsection 2.4(e) with respect to the deposit of cash and future payment of related fees.

Section 8.4            Default Rate of Interest and Suspension of LIBOR Rate Options.  At the election of the Required Lenders (or the Agent, if the Agent in its capacity as a Lender hereunder (by itself or together or with its Affiliates) holds: (i) more than fifty percent (50%) of the Loan Commitment or (ii) if the Loan Commitment has been terminated, more than fifty percent (50%) of the sum of: (x) the aggregate outstanding principal balance of the Loans plus (y) the aggregate amount of Reimbursement Obligations), after the occurrence of an Event of Default of the type described in subsection 8.1(a) and for so long as it continues, principal and interest on the Loans which is due and owing but has not been paid by Borrower in accordance with the terms of this Agreement shall bear interest at per annum rates equal to the rate of interest which may be charged with respect to such Loans and other Obligations plus two percent (2.0%).  Furthermore, at the election of the Required Lenders during any period in which any Event of Default is continuing: (x) as the Interest Periods for LIBOR Loans then in effect expire, such Loans shall be converted into Prime Rate Loans following the end of each such Interest Period and (y) the LIBOR election will not be available to Borrower.

Section 8.5            Setoff Rights.  During the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all: (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to the Obligations as provided in this Section 8.5.

Section 8.6            Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default: (a) Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower or any guarantor of all or any part of the Obligations, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default and the proceeds of any sale of, or other restriction upon, all or any part of the Collateral, against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent and (b) in the absence of a specific determination by Agent with respect thereto, the proceeds of any sale of, or other realization upon, all or any part of the Collateral shall be applied: first, to all fees, costs, indemnities and expenses incurred by or owing to Agent and any Designated Lender Affiliate that is an Affiliate of Agent, with respect to this Agreement, the other Financing Documents, any Ancillary Services or the Collateral; second, to all fees, costs, indemnities and expenses incurred by or owing to any Lender and any Designated Lender Affiliate that is an Affiliate of any Lender, with respect to this Agreement, the other Financing Documents, any Ancillary Services or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which but for the provisions of the U.S. Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth to any other indebtedness or obligations of Borrower owing to Agent, any Lender or any Designated Lender Affiliate under the Financing Documents or with respect to Ancillary Services.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

ARTICLE IX
EXPENSES, INDEMNITY, TAXES AND RIGHT TO PERFORM

Section 9.1            Expenses.  Borrower hereby agrees to promptly pay: (i) all reasonable costs and expenses of Agent (including without limitation the reasonable fees, costs and expenses of one (1) firm of counsel to, and independent appraisers and consultants retained by Agent, the services of which were reasonably determined by Agent to be necessary) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, (ii) without limitation of the preceding clause (i), all reasonable out-of-pocket costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents, including title investigations, (iii) without limitation of the preceding clause (i), expenses of Agent in connection with protecting, storing, insuring, handling, maintaining or selling any Collateral and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents, and (iv) all costs and expenses incurred by Lenders in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents; provided, to the extent that the costs and expenses referred to in this clause (iv) consist of fees, costs and expenses of counsel, Borrower shall be obligated to pay such fees, costs and expenses for only one counsel acting for all Lenders (other than Agent).

Section 9.2            Indemnity.  Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, affiliates, agents, advisors and counsel of Agent and Lenders (each, an “Indemnitee,” and each of Agent and each Lender together with its respective officers, directors, employees and counsel, an “Indemnified Group”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (other than in respect of taxes, which shall be governed by Section 2.7, but including the reasonable fees and disbursements of counsel for such Indemnitee) in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including: (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials or any Hazardous Materials Contamination, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Notes and Letters of Credit, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee or a member of its Indemnified Group, as determined by a court of competent jurisdiction.  To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.

Section 9.3            Taxes.  Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, assessments or charges, including any interest or penalties thereon, at any time payable or ruled to be payable in respect of the existence, execution or delivery of this Agreement or the other Financing Documents or the issuance of the Notes or Letters of Credit and to indemnify and hold Agent and Lenders harmless against liability in connection with any such assessments, charges or taxes; provided, Borrower shall not be responsible under this Section 9.3 for: (i) any such fees or taxes arising from the gross negligence or willful misconduct of Agent or a Lender or (ii) property taxes imposed on Agent or any Lender in connection with the existence of the Notes or Letters of Credit.

Section 9.4            Right to Perform.  If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrower’s expense and Borrower agrees to reimburse Agent therefor on demand.  All amounts owing hereunder or under any other Financing Document may be satisfied in full, subject to the provisions of subsection 2.1(a)(ii), through the making of Agent Advances.

ARTICLE X
AGENT

Section 10.1         Appointment and Authorization.  Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Security Documents on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.  Except as otherwise expressly provided in Section 11.5 or by the terms of the Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders.  The provisions of this Article X (except as expressly provided in Section 10.12 and subsection 10.13(d)) are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party.  Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents or employees.

Section 10.2         Agent and Affiliates.  Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 10.3         Action by Agent.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.  Nothing in this Agreement or any of the Financing Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 10.4         Consultation with Experts.  Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.5         Liability of Agent.  Neither Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.  Neither Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Financing Document; (iii) the satisfaction of any condition specified in any Financing Document, except receipt of items required to be delivered to Agent; (iv) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Credit Party.  Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 10.6         Indemnification.  Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.  The obligations of Lenders under this Section 10.6 shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.7         Right to Request and Act on Instructions.  Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders and, notwithstanding the instructions of Required Lenders, Agent shall have no obligation to take any action if it believes, in good faith, that such action exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.6.

Section 10.8         Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 10.9         Collateral Matters.  Lenders irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent under any Security Document: (i) upon termination of the Loan Commitment and payment in full of all Obligations and the expiration, termination or cash collateralization (to the satisfaction of Agent) of all Letters of Credit; or (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents).  Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.9.

Section 10.10       Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore, shall deliver such assets to Agent in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 10.11       Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  Agent will notify each Lender of its receipt of any such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders in accordance with the terms hereof.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 10.12       Successor Agent.  Agent may resign at any time by giving written notice thereof to the Lenders and Borrower.  Upon any such resignation, Required Lenders shall have the right to appoint a successor Agent, reasonably acceptable to Borrower, which shall be an entity which is organized or licensed under the laws of the United States of America or any state thereof.  If no successor Agent shall have been so appointed by Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent reasonably acceptable to Borrower, which shall be an entity which is organized or licensed under the laws of the United States of America or any state thereof.  Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 10.13       Disbursements of Loans; Payment.

(a)           Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i)            Agent shall have the right, on behalf of Lenders, to disburse funds to Borrower for all Loans requested by Borrower pursuant to the terms of this Agreement.  Absent the prior receipt by Agent of a written notice from any Lender pursuant to which such Lender notifies Agent that such Lender shall cease making Loans (whether due to the existence of a Default or Event of Default or otherwise), Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Lender will fund its Pro Rata Share of all Loans requested by Borrower.  Each Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses the same to Borrower.  If Agent elects to require that each Lender make funds available to Agent, prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone, facsimile or electronic mail of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower or made pursuant to an Agent Advance no later than noon (Chicago time) on the date of funding of such Loan, and each such Lender shall pay Agent on such date such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified in writing by Agent to Lenders from time to time.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 10.13 shall be without premium or penalty.  Nothing in this Section 10.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii)           On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Lender by telephone, facsimile or electronic mail of the amount of each such Lender’s Pro Rata Share of the Loan balance (including any Agent Advances) as of the close of business of the Business Day immediately preceding the Settlement Date.  In the event that payments are necessary to adjust the amount of such Lender’s actual Pro Rata Share of the Loan balance to such Lender’s required Pro Rata Share of the Loan balance as of any Settlement Date, the party from which such payment is due: (i) shall be deemed, irrevocably and unconditionally, to have purchased, without recourse or warranty, an undivided interest and participation in the Loans sufficient to equate such Lender’s actual Pro Rata Share of the Loan balance as of such Settlement Date with such Lender’s required Pro Rata Share of the Loans as of such date and (ii) shall pay Agent, without setoff or discount, in same day funds, by wire transfer to the Payment Account not later than noon (Chicago time) on the Business Day following the Settlement Date the full purchase price for such interest and participation, equal to one hundred percent (100%) of the principal amount of the Loans being purchased and sold.  In the event settlement shall not have occurred by the date and time specified in the immediately preceding sentence, interest shall accrue on the unsettled amount at the Federal Funds Rate, for the first three (3) days following the scheduled date of settlement, and thereafter at the Prime Rate plus the Prime Rate Margin.

(iii)         On each Settlement Date, Agent shall advise each Lender by telephone, facsimile or electronic mail of the amount of such Lender’s Pro Rata Share of principal, interest and fees paid for the benefit of Lenders with respect to each applicable Loan, to the extent of such Lender’s credit exposure with respect thereto, and shall make payment to such Lender not later than noon (Chicago time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, that, in the case such Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from Borrower.

(iv)          The provisions of this subsection 10.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to Borrower or any other Credit Party.

(b)           Reserved.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Defaulted Lenders.  The failure of any Defaulted Lender to make any Loan or any payment required by it hereunder shall not relieve any other Lender of its obligations to make such Loan or payment, but neither any Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make a Loan or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.  At Borrower’s request, Agent or a Person reasonably acceptable to Agent and Borrower (whose acceptance shall not be unreasonably withheld) shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulted Lender, and each Defaulted Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the lending commitments and commitment interests of that Defaulted Lender for an amount equal to the principal balance of all Loans held by such Defaulted Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

Section 10.14  Documentation Agent, Syndication Agent, Administrative Agent and Lead Arranger.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Document, none of Documentation Agent, Syndication Agent, Administrative Agent nor Lead Arranger shall have any duties or responsibilities, nor shall any of Documentation Agent, Syndication Agent, Administrative Agent or Lead Arranger have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this

Agreement or any other Financing Document or otherwise exist against Documentation Agent, Syndication Agent, Administrative Agent or Lead Arranger.

ARTICLE XI
MISCELLANEOUS

Section 11.1         Survival.  All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents.  The indemnities and agreements set forth in Article IX shall survive the payment of the Obligations and any termination of this Agreement.

Section 11.2         No Waivers.  No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.3         Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, facsimile transmission or similar writing) and shall be given to such party at its address, facsimile number or electronic mail address set forth on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower and Agent by the assignee Lender forthwith upon such assignment) or at such other address, facsimile number or electronic mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower; provided, that notices, requests or other communications shall be permitted by electronic mail only where expressly provided in the Financing Documents.  Each such notice, request or other communication shall be effective: (i) if given by facsimile or electronic mail, when such notice is transmitted to the facsimile number or electronic mail address specified by this Section 11.3 or (ii) if given by mail, prepaid overnight courier or any other means, when received at the applicable address specified by this Section.

Section 11.4         Severability.  In case any provision of or obligation under this Agreement or the Notes or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.5         Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and the Required Lenders (and, if: (x) any amendment would increase either such Lender’s Loan Commitment Amount, by such Lender and (y) the rights or duties of Agent or LC Issuer are affected thereby, by Agent or the LC Issuer, as the case may be); provided, no such amendment or waiver shall, unless signed by each Lender affected thereby: (i) reduce the principal of, rate of interest on or any fees with respect to any Loan or Reimbursement Obligation; (ii) postpone the date fixed for any payment (other than a payment pursuant to subsection 2.1(c)) of principal of any Loan, or of any Reimbursement Obligation or of interest on any Loan or any Reimbursement Obligation or any fees payable to such Lenders hereunder or for any termination of any commitment; (iii) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (iv)  amend or waive this Section 11.5 or the definitions of the terms used in this Section 11.5 insofar as the definitions affect the substance of this Section 11.5; (v) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document; (vi) increase the Borrowing Base solely through an amendment or modification of the forms of calculations set forth in the Borrowing Base Certificate; or (vii) amend, waive compliance with, consent to violations of or otherwise modify Section 5.13, subsections 4.13(a), 7.1(b)(iii) or 7.1(b)(iv), the “waterfall” provisions contained in Section 8.6 or the pro rata treatment of payments contained in Section 10.13.

Section 11.6         Assignments; Participations.

(a)           Assignments.

(i)            Subject to the terms of this Section 11.6, any Lender may at any time assign to one (1) or more Eligible Assignees (each an “Assignee”) all or any portion of such Lender’s Loans and interest in the Loan Commitment, with the prior written consent of Agent and, solely to the extent no Event of Default has occurred and is continuing, Borrower (from which consent shall not be unreasonably withheld); provided, no such consents shall be required for an assignment by a Lender to a Lender or to an Affiliate of a Lender; provided, further, so long as no Event of Default pursuant to subsections 8.1(a), 8.1(f) or 8.1(g) has occurred and is then continuing, any assignment to Black Diamond Capital Management or any of its Affiliates shall require the consent of Borrower.  Except as Agent may otherwise agree, any such assignment shall be in a minimum aggregate amount equal to $3,000,000 or, if less, the assignor’s entire interests in the Loan Commitment and outstanding Loans.  Borrower and Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned to an Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500.  Any attempted assignment not made in accordance with this subsection 11.6(a) shall be treated as the sale of a participation under subsection 11.6(b).  Borrower shall be deemed to have granted its consent to any assignment requiring its consent hereunder unless Borrower has expressly objected to such assignment within ten (10) days after notice thereof.

(ii)           From and after the date on which the conditions described above have been met: (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder.  Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective

Assignment Agreement, Borrower shall execute and deliver to Agent for delivery to the Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Assignee’s percentage interest in the Loan Commitment (and, as applicable, Notes in the principal amount of that portion of the Loan Commitment retained by the assigning Lender retained by the assigning Lender).  Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it or issue a lost note affidavit therefor.

(iii)         Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loans owing to, such Lender pursuant to the terms hereof.  The entries in such register shall be conclusive absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent.

(iv)          Notwithstanding the foregoing provisions of this subsection 11.6(a) or any other provision of this Agreement, any Lender may at any time assign all or any portion of its Loans and its Note as collateral security to a Federal Reserve Bank or, as applicable, to such Lender’s trustee for the benefit of its investors (provided that no such assignment shall release any Lender from any of its obligations hereunder).

(v)            To the extent such a restriction is permitted by applicable law, any foreclosure upon the Loans or Note of any Lender granted as collateral security under subsection 11.6(a)(iv) above shall be subject to all other applicable provisions of this subsection 11.6(a).

(b)           Participations.  Any Lender may at any time sell to one (1) or more Eligible Assignees participating interests in its Loans, commitments or other interests hereunder (each. a “Participant”).  In the event of a sale by a Lender of a participating interest to a Participant: (a) such Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender.  No Participant shall have any direct or indirect voting rights hereunder except with respect to any event described in Section 11.5 expressly requiring the unanimous vote of all Lenders or, as applicable, all affected Lenders.  Each Lender agrees to incorporate the requirements of the preceding sentence into each participation agreement which such Lender enters into with any Participant.  Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and with respect to any Letter of Credit to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 8.5.

Section 11.7         Headings.  Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 11.8         Confidentiality.  In handling any confidential information of any Credit Party, Agent and each Lender shall exercise the same degree of care that it exercises with respect to its own proprietary information to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that disclosure of such information may be made: (i) to agents, employees, Subsidiaries, Affiliates, attorneys and advisors of such Person in connection with its present or prospective business relations with the Credit Parties arising out of the Financing Documents, provided, solely with respect to real property leases to which Borrower or its Subsidiaries are a party, such Lender shall inform each such Person of the agreements under this Section 11.8 and take reasonable actions to cause compliance by any such Person referred to in this clause (i) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreements under this Section 11.8), (ii) to prospective transferees or purchasers of any interest in the Loans; provided, they have agreed to be bound by the provision of this Section 11.8 pursuant to an instrument for the benefit of Borrower (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument), (iii) as required by law, regulation, rule, request or order, subpoena, judicial order or similar order and in connection with any litigation and (iv) as may be required in connection with the examination, audit or similar investigation of such Person.  Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (A) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (B) is disclosed to such Person by a third party; provided, Agent does not have actual knowledge that such third party is prohibited from disclosing such information.

Notwithstanding the foregoing, any Taxpayer (and each employee, representative or other agent of such Taxpayer) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such Taxpayer relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that contains information concerning the tax treatment or tax structure of the Transaction as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Transaction; provided, further, no such Person shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

Section 11.9         GOVERNING LAW; SUBMISSION TO JURISDICTION.  THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT SHALL

BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK, STATE OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS.  BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 11.10       WAIVER OF JURY TRIAL.  EACH OF BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 11.11       Publication; Advertisement.

(a)           Publication.  Except as may be required by applicable law, rule or regulation of any applicable governmental authority, no Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of Merrill Lynch or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case without Merrill Lynch’s prior written consent.

(b)           Advertisement.  Each Credit Party hereby authorizes Merrill Lynch to publish the name of such Credit Party and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which Merrill Lynch elects to publish.  In addition, each Credit Party agrees that Merrill Lynch may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date.  With respect to any of the foregoing, Merrill Lynch shall provide Borrower with an opportunity to review and confer with Merrill Lynch regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its publication.

Section 11.12       Counterparts; Integration.  This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

EQUINOX HOLDINGS, INC., a Delaware corporation

By:	/s/ Scott Rosen
Name:	Scott Rosen
Title:	Chief Financial Officer

Address:	895 Broadway
New York, New York 10003

Facsimile number:	(212) 780-9769

Borrower’s Account Designation:

JPMorgan Chase Bank
ABA No.:	0201 000 021
Account No.:	777634821
Account Name:	Equinox Holdings, Inc.
Reference:	Operating Account

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AGENT AND LENDER:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent and a Lender

By:	/s/ Jennifer Kloud
Name:	Jennifer Kloud
Title:	Vice President

Address:	222 North LaSalle Street, 17th Floor Chicago, Illinois 60601 Attn: Legal Department

Facsimile number:

Payment Account Designation:

Lasalle Bank, N.A.
Chicago, Illinois

ABA No.:	071000505
Account No.:	5800393182
Account Name:	Equinox Holdings, Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SYNDICATION AGENT:

UBS SECURITIES LLC, as Syndication Agent

By:	/s/ Thomas J.W. Archie		/s/ Olive O. Trumbo II
	Name:	Thomas J.W. Archie	Olive O. Trumbo II
	Title:	Director	Director

Address:	677 Washington Boulevard
Stamford, CT 06912

Facsimile number:

LENDER:

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Wilfred V. Sant /s/ Thomas R. Salzano
	Name:	Wilfred V. Sant Thomas R. Salzano
	Title:	Associate Director Director
		Banking Products Services, US	Banking Products Services, US

Address:	677 Washington Boulevard
Stamford, CT 06901

Facsimile number:		(203) 719-4176

Payment Account Designation:

UBS AG, Stamford Branch
ABA No.:	026007993
Account No.:	101 - WD - 897400-001
Account Name:	BPS Loan Finance LLC
Attn:	Deborah Porter

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOCUMENTATION AGENT AND LENDER:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender and as Documentation Agent

By:	/s/ Steven Nielson
Name:	Steven Nielson
Title:	Associate

Address:	1339 Chestnut St. 12th FL Widener Bldg.
Philadelphia, PA 19107

Facsimile number:	267-321-6700

Payment Account Designation:

ABA No.:	53000219
Account No.:	1459168114011
Account Name:	Retail; Ref: Equinox Holdings

ANNEX A to Credit Agreement

COMMITMENT ANNEX

Lender	Loan Commitment Amount	Loan Commitment Percentage
Merrill Lynch Capital	$15,000,000	60.00%

UBS Loan Finance LLC	$6,400,000	25.60%

Wachovia Bank, National Association	$3,600,000	14.40%

TOTAL	$25,000,000.00	100.00%

ANNEX B to Credit Agreement

JW CHILDS COINVESTORS

JWC - EH, LLC
JWC Equity Funding II, Inc.
Bock Family Trust
Childs, John W.
Childs, Richard S.
Childs, James E.
Anderson, Samual A.
Healy, Timothy J.
Hopkins, Glenn A.
Horn, Jerry D.
Rudy, Raymond B.
Schmaltz, Dana
Chechesse Creek Trust
Segal, Steven G.
SGS 1995 Family Limited Partnership
Steven G. Segal 1995 Irrevocable Trust
SGS-III Family Limited Partnership
Suttin, Adam L.
Suttin Irrevocable Family Trust, Adam L.
Suttin Family Trust II
Suttin IRA, Eugene N.
Yun, Edward D.
Yun Family Trust
Kozlowski, Ed
Rebacliff, Baker & Dobbs, LLC
Schmidt, Benno C.
Soussou, Mario
Watts, Bill
OFS Investment Partners II

ANNEX C to Credit Agreement

CONDITIONS AND FACTORS FOR PERMITTED ACQUISITIONS

Any Permitted Acquisition, in order to be permitted hereunder must satisfy the following minimum requirements (unless waived or otherwise permitted by Agent):

(1)           the total consideration paid or payable by Borrower and its Subsidiaries for any single Permitted Acquisition (or related series of such acquisitions) made by Borrower and/or its Subsidiaries (including, without limitation all Debt and other “earnout” or other obligations assumed or incurred in connection therewith) shall not exceed $6,000,000 and after giving effect to such Permitted Acquisition, the aggregate consideration paid or payable by Borrower and its Subsidiaries for all Permitted Acquisitions made (including, without limitation all Debt assumed or incurred in connection therewith) shall not exceed $20,000,000; provided, however, no such acquisition may be made of any foreign Person or assets if the Foreign Subsidiary Advance Amount exceeds $15,000,000 or would exceed $15,000,000 by the consummation of any such acquisition.

(2)           Agent shall receive not less than five (5) Business Days prior written notice of such Permitted Acquisition, which notice shall include a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date;

(3)           the acquired Person must be a Person engaged in substantially the same type of business as the Borrower and its Subsidiaries immediately prior to such Permitted Acquisition;

(4)           such Permitted Acquisition shall be structured as: (a) an asset acquisition by a wholly-owned Domestic Subsidiary or Foreign Subsidiary of Borrower or Intermediate Holdco, (b) a merger of the acquired Person with and into a Domestic Subsidiary or Foreign Subsidiary of Borrower, with such Domestic Subsidiary or Foreign Subsidiary as the surviving corporation in such merger, or (c) a merger of a Domestic Subsidiary or Foreign Subsidiary of Borrower or Intermediate Holdco with and into the acquired Person with the acquired Person as the surviving corporation in such merger and as a wholly owned Domestic Subsidiary or Foreign Subsidiary of Borrower or Intermediate Holdco, or (d) a purchase of one hundred percent (100%) of the capital stock of the acquired Person by Borrower, Intermediate Holdco or a wholly owned Domestic Subsidiary or Foreign Subsidiary of either of them;

(5)           Agent shall receive, not less than five (5) Business Days prior to the consummation of such Permitted Acquisition:

(a)           financial statements regarding the acquired Person or assets for the last two (2) fiscal years, with information for the immediately preceding fiscal year on a monthly basis, together with projected financial statements for the next twelve (12) month period of the acquired Person or assets; provided, however, Borrower shall, if such projections are not so delivered, deliver or cause to be delivered such projections to Agent within ninety (90) days of the consummation of such Permitted Acquisition; and

(b)           a Compliance Certificate calculated after giving effect to the proposed Permitted Acquisition which states that, among other things, no Default or Event of Default exist or shall exist after giving effect to such Permitted Acquisition and the incurrence of any Loans or other Debt or “earnout” or other liabilities or obligations in connection therewith.

(6)           (a) Agent, for the benefit of Lenders, is granted a first priority perfected security interest (subject only to Permitted Liens) in substantially all assets being acquired pursuant to such Permitted Acquisition in accordance with the terms of and to the extent and only to the extent required by Section 4.12 of the Credit Agreement, (b) in the case of a Permitted Acquisition involving the purchase of any acquired Person’s capital stock or other equity interests, the applicable Credit Party shall pledge all of the shares of capital stock or other equity interests of such acquired Person owned or otherwise acquired by it to Agent for the benefit of Lenders, and shall cause such acquired Person to guarantee the Obligations and to grant to Agent, for the benefit of Lenders, a first priority perfected security interest (subject only to Permitted Liens) in substantially all of such Person’s assets in accordance with the terms of the Security Documents, all to the extent and only to the extent required by Section 4.12 of the Credit Agreement, and (c) Agent will be provided such other documents and instruments as Agent shall reasonably request to perfect or maintain the perfection of its security interest in assets of the acquired Person, all such documents to be delivered no later than five (5) Business Days after the later to occur of the closing of such Permitted Acquisition and such request;

(7)           after giving effect to such Permitted Acquisition and the incurrence of any Loans or other Debt in connection therewith: (i) Borrower shall be in compliance on a pro forma basis with the covenants set forth in Section VI recomputed for the most recently ended month of Borrower for which information is available regarding the business being acquired, (ii) Borrower can demonstrate to Agent projected pro forma compliance with the covenants set forth in Article VI, for the twelve (12) month period immediately following the consummation of the proposed Permitted Acquisition based on the combined operating results of the acquired Person and of Borrower for the twelve (12) month period ending on the last day of the month for which financial statements for such acquired Person and for Borrower are available, and (iii) the availability under the Loan Limit is not less than $5,000,000;

(8)           such Permitted Acquisition shall be consensual and, if applicable, shall have been approved by the board of directors or similar governing body of the Person being acquired;

(9)           all consents necessary for such Permitted Acquisition (including such consents as the Agent deems reasonably necessary) have been acquired, except for those consents with respect to which the failure to obtain would not be reasonably expected to have a Material Adverse Effect;

(10)         as soon as practicable after the closing of such Permitted Acquisition, and in any event within fifteen (15) Business Days after such closing, Borrower shall deliver copies of all documents to be executed in connection with such Permitted Acquisition to Agent and Lenders;

(11)         the acquired Person must have had “pro forma EBITDA” (EBITDA plus any overhead expenses Borrower reasonably believes will no longer be incurred as a result of such acquisition) greater than $(1,000,000) for the immediately preceding four (4) fiscal quarters, taken as a whole;

(12)         to the extent Borrower or any other Credit Party issues any “earnouts” in connection with such acquisition, each such “earnout” shall:

(A)          not provide for any security;

(B)          not provide any guaranty or other support by Borrower or any Subsidiary of Borrower;

(C)          when combined with all other “earnout” obligations of Borrower and its Subsidiaries, not exceed an aggregate amount of $5,000,000 of potential principal, interest and other fees, costs and expenses outstanding at any time;

(D)          not contain any covenants;

(E)           provide that the obligations of Borrower or the applicable Subsidiary thereunder are fully subordinated to the Obligations on a basis satisfactory to Agent; and

(F)           be otherwise reasonably satisfactory to Agent; and

(13)         promptly after obtaining knowledge thereof, Borrower shall provide notice of any material change to any of the documents or information previously provided above.

ANNEX D to Credit Agreement

SELECTED UNRESTRICTED LEASE TERMS

Notwithstanding the foregoing, if tenant or a Related Entity is listed and traded on a nationally-recognized stock exchange, NASDAQ or an over-the-counter market, the transfer, sale or other disposition (including pursuant to a registration statement filed under the Securities Act of 1933, as amended) of the stock of such corporation shall not be deemed a transfer or assignment of this lease.  In addition, none of the following transactions shall be deemed a transfer or assignment (each a “No Consent Transfer”) and landlord’s consent to such transaction shall not be required:

(i)            transfers of the stock of tenant or a Related Entity to a Related Entity or to an entity into which tenant or a Related Entity is merged or consolidated or to which all or substantially all of tenant’s or a Related Entity’s assets are transferred; or

(ii)           a sale of tenant’s or a Related Entity’s business or a change of Control of tenant or a Related Entity by asset purchase, stock purchase or otherwise, to an entity which purchases substantially all of tenant’s or a Related Entity’s similar fitness centers and continues to operate such business at the [demised premises]; or

(iii)         an assignment to a Related Entity; or

(iv)          issuance of stock in tenant or a Related Entity pursuant to an initial public offering or a private placement; or

(v)            transfers of a majority of the stock in or assets of tenant or a Related Entity to a third party provided there is no material change in the then senior management of tenant;

“Control” of a person or entity means the possession, directly or indirectly, of the power to vote five percent (5%) or more of any class of voting securities of such person or entity or to direct or cause the direction of the management or policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.  “Controls” and “Controlled” shall have similar meanings, as the context requires.

“Related Entity” means an entity that Controls, is Controlled by or is in common Control with tenant.

EXHIBIT A to Credit Agreement

Form of Assignment Agreement

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) is entered into as of                          . 200   by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”).  Reference is made to the Credit Agreement dated as of December 16, 2003 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and among Equinox Holdings, Inc., a Delaware corporation (“Borrower”), the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

Assignor and Assignee hereby agree as follows:

1.             Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto (the “Schedule”), in and to Assignor’s rights and obligations under the Credit Agreement as of the effective date set forth on the Schedule (the “Effective Date”).  Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.  On the Effective Date, Assignee shall pay to Assignor an amount equal to the aggregate amounts assigned pursuant to the Schedule (exclusive of unfunded portions of the Revolving Loan Commitment) and Assignor shall pay to Assignee a closing fee in respect of the transactions contemplated hereby in the amount specified on the Schedule.

2.             Assignor: (i) represents that as of the Effective Date, that it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim, (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Financing Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any other Credit Party or any other Person or the performance or observance by any Credit Party of its Obligations under the Credit Agreement or any other Financing Documents or any other instrument or document furnished pursuant thereto.

3.             Assignee: (i) confirms that it has received a copy of the Credit Agreement and the other Financing Documents, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (ii) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender and based on such documents and information as it shall deem appropriate at

1

the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Financing Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (v) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; (vi) represents and warrants that Assignee is not a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) or, if it is a foreign person, that it has delivered to Agent and Borrower the documentation required to be delivered to Agent and Borrower by Section 13 below; and (vii) represents and warrants that it has experience and expertise in the making or the purchasing of loans such as the Loans, and that it has acquired the interests described herein for its own account and without any present intention of selling all or any portion of such interests.

4.             Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Assignment Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Assignment Agreement has been duly authorized, executed and delivered by such party and that this Assignment Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

5.             Upon the effectiveness of this Assignment Agreement pursuant to Section 13 below: (i) Agent shall register Assignee as a Lender, pursuant to the terms of the Credit Agreement, (ii) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder, (iii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and (iv) Agent shall thereafter make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee.  Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date by Agent or with respect to the making of this assignment directly between themselves.

6.             Each of Assignor and Assignee hereby agrees from time to time, upon request of the other such party hereto, to take such additional actions and to execute and deliver such additional documents and instruments as such other party may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Assignment Agreement.

7.             Neither this Assignment Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Assignment Agreement) against whom enforcement of such change, waiver, discharge or termination is sought.

2

8.             For the purposes hereof and for purposes of the Credit Agreement, the notice address of Assignee shall be as set forth on the Schedule.  Any notice or other communication herein required or permitted to be given shall be in writing and delivered in accordance with the notice provisions of the Credit Agreement.

9.             In case any provision in or obligation under this Assignment Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.          THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

11.          This Assignment Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

12.          This Assignment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same agreement.

13.          This Assignment Agreement shall become effective as of the Effective Date upon the satisfaction of each of the following conditions: (i) the execution of a counterpart hereof by each of Assignor and Assignee, (ii) the execution of a counterpart hereof by each of Agent and Borrower as evidence of its consent hereto to the extent required pursuant to subsection 11.6(a) of the Credit Agreement, (iii) the receipt by Agent of the administrative fee referred to in subsection 11.6(a) of the Credit Agreement, (iv) in the event Assignee is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes), the receipt by Agent and Borrower of Internal Revenue Service Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or successors thereto or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Lender’s entitlement to exemption from withholding or deduction of Taxes, properly completed and executed by Assignee, and (v) the receipt by Agent of originals or telecopies of the counterparts described above.

- Remainder of Page Intentionally Left Blank -

[Signature Page Follows]

3

The parties hereto have caused this Assignment Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Consented to:

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Agent

By:
Title:

[if no Event of Default:

EQUINOX HOLDINGS, INC., a Delaware corporation

By:
Title: ]

4

SCHEDULE to Assignment Agreement

Assignor:
Assignee:
Effective Date:

Credit Agreement dated as of December 16, 2003 by and among Equinox Holdings, Inc., a Delaware corporation, as Borrower, the financial institutions party thereto from time to time, as Lenders, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent

Interests Assigned:

Commitment/Loan	Loan Commitment

Assignor Amounts	$

Amounts Assigned	$

Assignor Amounts	$
(post-assignment)

Closing Fee:	$

Assignee Information:

Address for Notices:

Attention:
Telephone:
Facsimile:

5

EXHIBIT B to Credit Agreement

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

EQUINOX HOLDINGS, INC.

Date:             , 200

This certificate is given by                              , a Responsible Officer of Equinox Holdings, Inc., a Delaware corporation (“Borrower”), pursuant to subsection 4.1(c) of that certain Credit Agreement dated as of December 16, 2003 among Borrower, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)           the financial statements delivered with this certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement fairly present in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as of the dates of such financial statements;

(b)           I have reviewed the terms of the Credit Agreement and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and conditions of Borrower and the Subsidiaries during the accounting period covered by such financial statements;

(c)           such review has not disclosed the existence during or at the end of such accounting period, and I have no knowledge of the existence as of the date hereof, of any condition or event that constitutes a Default or an Event of Default, except as set forth in Schedule 1 hereto, which includes a description of the nature and period of existence of such Default or an Event of Default and what action Borrower has taken, is undertaking and proposes to take with respect thereto; and

(d)           Borrower is in compliance with the covenants contained in Article VI of the Credit Agreement, as demonstrated by the calculation of such covenants below, and Borrower has not defaulted in its agreements or covenants made in subsections 4.1(a), (b), (c), (g)(iii), (g)(iii), (l) or (m) thereof, except as set forth in Schedule 1 hereto.

1

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this        day of                  , 200  .

By
Name
Title	of Borrower

2

SCHEDULE 1 to Compliance Certificate

CAPITAL EXPENDITURES

(Section 6.1)

Capital Expenditures for the applicable measurement period (the “Defined Period”) are defined as follows:

Amount capitalized during the Defined Period by Borrower and its Consolidated Subsidiaries as capital expenditures for property, plant, and equipment or similar fixed asset accounts, including any such expenditures by way of acquisition of a Person or by way of assumption of Debt or other obligations, to the extent reflected as plant, property and equipment

$

Plus:	deposits made in the Defined Period in connection with property, plant, and equipment; less deposits of a prior period included above

Less:

Net Cash Proceeds of Asset Dispositions received during the Defined Period which: (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Proceeds of Property Insurance Policies received during the Defined Period which: (i) Borrower or a Subsidiary is permitted to reinvest pursuant to the terms of the Credit Agreement and (ii) are included in capital expenditures above

Capital Expenditures		$

3

Permitted Capital Expenditures (including carry forward of $ from prior Fiscal Year)	$

In Compliance	Yes/No

4

INTEREST COVERAGE RATIO

(Section 6.2)

Interest expense ($         ) (net of: (i) interest income ($        ), (ii) interest paid in kind ($        ) and (iii) amortization of capitalized fees and expenses incurred to consummate the transactions contemplated by the Operative Documents and included in interest expense ($        )) included in the determination of net income of Borrower and its Consolidated Subsidiaries for the Defined Period (“Total Interest Expense”) for the applicable measurement period (the “Defined Period”)

$

Operating Cash Flow for the Defined Period:

EBITDA for the Defined Period (calculated in the manner required by Annex A of the Compliance Certificate)		$

Less:	Capital Expenditures which are not Capital Expenditures for new fitness clubs (including any overhead Capital Expenditures which are appropriately allocated between new and existing fitness clubs)

To the extent not already reflected in the calculation of EBITDA, other capitalized costs, defined as the gross amount capitalized during the Defined Period, as long term assets, other than Capital Expenditures

Operating Cash Flow		$

Interest Coverage Ratio (Ratio of Operating Cash Flow to Interest Expenses) for the Defined Period		to 1.0

Minimum Required Interest Coverage Ratio for the Defined Period		to 1.0

In Compliance		Yes/No

5

TOTAL DEBT TO EBITDA RATIO

(Section 6.3)

Total Debt:

	Average daily principal balance of the Loans for the one (1) month period ending on the last day of the applicable measurement period (the “Defined Period”)	$

Plus:	Outstanding principal balance of Unsecured Notes Debt

Outstanding principal balance of Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring any fixed asset (including through Capital Leases)

Outstanding principal balance of unsecured Debt issued by landlords of real property leased by Subsidiaries

Outstanding principal balance of all other Debt of Borrower and its Consolidated Subsidiaries as of the last day of the Defined Period

	Total Debt	$

	EBITDA for the Defined Period (calculated in the manner required by Annex A of the Compliance Certificate)	$

	Ratio of Total Debt to EBITDA for the Defined Period	to 1.0

	Maximum Permitted Ratio of Total Debt to EBITDA for the Defined Period	to 1.0

	In Compliance	Yes/No

6

SENIOR DEBT TO EBITDA RATIO

(Section 6.4)

Senior Debt:

	Total Debt as of the last day of the applicable measurement period (the “Defined Period”) (calculated in the manner required by Section 6.3 of the Compliance Certificate)	$

Less:	Outstanding principal balance of Unsecured Notes Debt

Outstanding principal balance of Debt of Borrower and its Subsidiaries which is subordinated in right of payment to the Obligations, including Seller Subordinated Debt

	Senior Debt	$

	EBITDA for the Defined Period (calculated in the manner required by Annex A of the Compliance Certificate)	$

	Ratio of Senior Debt to EBITDA for the Defined Period	to 1.0

	Maximum Permitted Ratio of Senior Debt to EBITDA for the Defined Period	to 1.0

	In Compliance	Yes/No

7

ANNEX A to Schedule I of Compliance Certificate

EBITDA

EBITDA for the applicable measurement period (the “Defined Period”) is defined as follows:

Net income (or loss) for the Defined Period of Borrower and its Consolidated Subsidiaries, but excluding: (a) the income (or loss) of any Person (other than Domestic Subsidiaries of Borrower) in which Borrower or any of its Domestic Subsidiaries has an ownership interest unless received by Borrower or its Domestic Subsidiary in a cash distribution; and (b) the income (or loss) of any Person accrued prior to the date it became a Domestic Subsidiary of Borrower or is merged into or consolidated with Borrower

$

Plus:	Any provision for (or less any benefit from) income and franchise taxes included in the determination of net income for the Defined Period

Management fees paid to the Investors which are paid in accordance with Section 5.12 of the Credit Agreement

Interest expense, net of interest income, deducted in the determination of net income for the Defined Period

Amortization and depreciation deducted in the determination of net income for the Defined Period

Losses (or less gains) from Asset Dispositions included in the determination of net income for the Defined Period (excluding sales,expenses or losses related to current assets)

Other non-cash losses (or less gains) included in the determination of net income for the Defined Period and for which no cash outlay (or cash receipt) is foreseeable

Expenses and fees included in the determination of net income and incurred during the Defined Period to consummate the transactions contemplated by the Operative Documents, but solely to the extent reported to Agent in writing within forty five (45) days of the Closing Date (including, without limitation, write-offs of previously unamortized financing costs)

Extraordinary losses (or less gains) included in the determination of net income during the Defined Period, net of related tax effects

8

Adjustments to reflect actual rent paid in cash (whether positive or negative)

Less:

Expenditures made after the Closing Date, but during the Defined Period, in connection with the consummation of the transactions contemplated by the Operative Documents, but not reflected in the pro forma balance sheet referenced in subsection 3.5(c) of the Credit Agreement and not deducted in the determination of net income

EBITDA for the Defined Period		$

For the purposes of calculating EBITDA for any Defined Period pursuant to any determination of the Total Debt to EBITDA Ratio or the Senior Debt to EBITDA Ratio:

(i) if at any time during such Defined Period Borrower or any of its Subsidiaries shall have made any disposition permitted under the Credit Agreement (other than any disposition which constitutes or is conducted in connection with the closure of fitness clubs), the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such disposition for such Defined Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Defined Period and (ii) if during the Defined Period Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for the Defined Period shall be calculated after giving pro forma effect thereto in a manner reasonably agreed upon by and between Borrower and Agent.

9

EXHIBIT C to Credit Agreement

Form of Borrowing Base Certificate

EQUINOX HOLDINGS, INC.

Date:                     , 20

This certificate is given by                               , a Responsible Officer of Equinox Holdings, Inc., a Delaware corporation (“Borrower”), pursuant to subsection 4.1(m) of that certain Credit Agreement dated as of December 16, 2003 by and among Borrower, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”).  Capitalized terms used herein or in Schedule 1 hereto without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby certifies to Agent and Lenders that:

(a)           Attached hereto as Schedule 1 is a calculation of the Borrowing Base for Borrower as of the above date;

(b)           based on such schedule, the Borrowing Base as of the above date (the “Calculation Date”) is:

$

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this        day of                 , 20   .

By:
Name:
Title:

1

SCHEDULE 1 to Borrowing Base Certificate

BORROWING BASE CALCULATION

EQUINOX HOLDINGS, INC.

EBITDA-Based Availability Amount

EBITDA (as calculated on the Compliance Certificate) for the twelve (12) month period ending on the last day of the most recent month ending on or preceding the Calculation Date for which Agent has received all of the financial statements for such month required to be delivered pursuant to subsection 4.1(a) of the Credit Agreement

$

Less	Principal amount of Senior Debt (calculated in the manner required by Section 6.4 of the Compliance Certificate) outstanding on the Calculation Date	$

EBITDA-Based Availability Amount		$

Intermediate Holdco Entities-Based Availability Amount

Aggregate amount of Club Contribution from the Intermediate Holdco Entities for the twelve (12) month period ending on the last day of the most recent month ending on or preceding the Calculation Date for which Agent has received all of the financial statements for such month required to be delivered pursuant to subsection 4.1(a) of the Credit Agreement

$

Less	Club Contributions which are less than zero ($0) and are attributable to Intermediate Holdco Entities which were formed on or after the date which is one year before the Calculation Date	$

Plus:	Adjustments to reflect actual rent paid in cash (whether positive or negative)	$

Multiplied by 1.50		$

Less	Principal amount of Senior Debt (calculated in the manner required by Section 6.3 of the Compliance Certificate) outstanding on the Calculation Date

Intermediate Holdco Entities-Based Availability Amount		$

2

Borrowing Base (lesser of EBITDA-Based Availability Amount and Intermediate Holdco Entities-Based Availability Amount)	$

3

EXHIBIT D to Credit Agreement

Form of Notice of Borrowing

NOTICE OF BORROWING

EQUINOX HOLDINGS, INC.

Date:             , 200

This certificate is given by                                      , a Responsible Officer of Equinox Holdings, Inc., a Delaware corporation (“Borrower”), pursuant to Section [2.1(b)/2.2(d)] of that certain Credit Agreement dated as of December 16, 2003 by and among Borrower, the Lenders from time to time party thereto and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as Agent for Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”).  Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned Responsible Officer hereby gives notice to Agent of Borrower’s request to:  [complete as appropriate]

(a)           on [date] borrow $[               ] of Loans, which Loans shall be [Prime Rate Loans/LIBOR Loans having an Interest Period of           month(s)];

(b)           on [date] convert $[               ] of the aggregate outstanding principal amount of the [               ] Loan, bearing interest at the [               ] Rate, into a(n) [               ] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [               ] month(s)];

(c)           on [date] continue $[               ] of the aggregate outstanding principal amount of the [               ] Loan, bearing interest at the LIBOR, as a LIBOR Loan having an Interest Period of [               ] month(s).

The undersigned officer hereby certifies that, both before and after giving effect to the request above: (i) each of the conditions precedent set forth in subsections 7.2(b), 7.2(c) and 7.2(d) of the Credit Agreement have been satisfied, (ii) all of the representations and warranties contained in the Credit Agreement and the other Financing Documents are true, correct and complete in all material respects as of the date hereof (except to the extent any such representation and/or warranty specifically relates to a specific date or dates, in which case such representation and/or warranty was true, correct and complete as of such earlier date(s), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof.

IN WITNESS WHEREOF, the undersigned officer has executed and delivered this certificate this       day of                , 200  .

By
Name
Title	of Borrower

1